SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                        PLANET ENTERTAINMENT CORPORATION
          (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN CHARTER)


FLORIDA                                                               33-0471728
(STATE OR OTHER                                                 (I.R.S. EMPLOYER
 JURISDICTION OF                                             IDENTIFICATION NO.)
INCORPORATION OR
 ORGANIZATION)

                                 222 HIGHWAY 35
                              POST OFFICE BOX 4085
                          MIDDLETOWN, NEW JERSEY 07748
                                 (732) 530-8819
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JOHN S. ARNONE
                                 222 HIGHWAY 35
                              POST OFFICE BOX 4085
                          MIDDLETOWN, NEW JERSEY 07748
                                 (732) 530-8819
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                           JOHN B.M. FROHLING, ESQUIRE
                           FROHLING, HUDAK & MCCARTHY
                              425 EAGLE ROCK AVENUE
                           ROSELAND, NEW JERSEY 07068

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

Title of each                                      Proposed Maximum           Proposed Maximum
Class of securities               Amount To        Offering Price             Aggregate Offering        Registration
Be Registered (1)(2)              Registered       Per Unit                   Price                     Fee
--------------------              ----------       ----------------           ------------------        ------------

Common Stock, .001 par value       1,441,336       $ 5.85                     $8,431,815.56             $2,487.59

(1) The Shares are offered at prices not presently determinable. The offering price is estimated pursuant to the provisions of Rule 457 solely for the purpose of calculating the registration fee based on the average bid and ask price for the Company's Common Stock on September 23, 1998, which was $5.85 per share.

(2) The exact number of shares issuable upon conversion of the Series A Convertible Preferred Stock is not presently determinable. The Company will rely on Rule 416 to cover any additional shares that are ultimately issuable upon such conversion.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH

DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1998


                                   PROSPECTUS

                                     [LOGO]

                        PLANET ENTERTAINMENT CORPORATION

                                1,441,336 SHARES
                                  COMMON STOCK

                                 $.001 PAR VALUE

ITEM 1.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"). THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR ANTICIPATED RESULTS, INCLUDING THOSE SET FORTH IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

         This Prospectus relates to 1,441,336 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of Planet Entertainment Corporation, a Florida corporation ("Planet", the "Company", the "Small Business Issuer" or the "Registrant"). This Prospectus is filed with the United States Securities and Exchange Commission (the "Commission" or the "SEC") and relates to a Registration Statement on Form SB-2 (the "Registration Statement") also filed with the SEC. The Shares will be outstanding shares of Common Stock acquired upon exercise of warrants or the conversion of convertible Preferred Stock, owned by the persons named in this Prospectus under the caption "SELLING STOCKHOLDERS" or by pledges, donees, transferees or other successors in interest and permitted assigns of such selling stockholders (the "Selling Stockholders"). The Shares were or will be acquired by the Selling Stockholders upon the conversion of convertible Preferred Stock ("Preferred Stock") held by certain of the Selling Stockholders and the exercise of warrants ("Warrants") by certain of the Selling Stockholders. The Preferred Stock and Warrants were exempt from the registration provisions of the Securities Act. This Prospectus relates to 1,216,336 shares of Common Stock issuable upon conversion of the Preferred Stock, taking into consideration adjustments of the conversion price and the requirements of the Preferred Stock Purchase Agreement documents, and 225,000 shares of Common Stock issuable upon exercise of the Warrants. The Preferred Stock and Warrants were issued in June 1998. The Preferred Stock is convertible at any time into shares of Common Stock at the lower of a designated conversion price (a) $8.885 per share, or (b)78% multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately proceeding notice of conversion, which as of September 15, 1998 was $4.11 per share or otherwise adjusted according to the terms of certain agreements. (See "SELLING STOCKHOLDERS").

         The Company will not receive any of the proceeds from the sale of the Shares; however, in consideration of issuing the Preferred Stock and Warrants, the Company received net proceeds of $4,475,000 which was or is intended to be used for working capital acquisitions expansion of its principal lines of business and other general corporate purposes. The weighted average exercise price of the outstanding Warrants is approximately $9.625, the exercise of which would result in the issuance of 225,000 shares of Common Stock, which are currently outstanding. If all of the Warrants were exercised, and assuming it is not a cashless exercise, the Company would receive aggregate proceeds of approximately $2,165,625.

         The Company has not made any underwriting arrangements with respect to the Shares. The Common Stock is traded on the over the counter ("OTC") electronic bulletin board maintained by the National Association of Securities Dealers (the "Bulletin Board") under the symbol "PNEC". On September 23, 1998, the closing bid and asked prices of the Common Stock as reported on the OTC Bulletin Board were $5.75 and $5.94, respectively.

         This Prospectus is to be used without limitation in connection with the sale of the Shares from time to time by the Selling Stockholders. The Shares may be sold from time to time by the Selling Stockholders, directly or through underwriters, dealers or agents, in market transactions on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, including block trades or ordinary brokers transactions or in privately negotiated transactions. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. (See "PLAN OF DISTRIBUTION").

         The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act. The Shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

         The Company will pay certain of the legal and other expenses of this offering (estimated to be approximately $15,000), except that the Selling Stockholders will bear the cost of any brokerage commissions or discounts or other selling expenses incurred by the Selling Stockholders in connection with the sale of their Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act. (See "PLAN OF DISTRIBUTION".)

         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. (SEE "RISK FACTORS"). THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 25, 1998.



ITEM 2.  AVAILABLE INFORMATION

         This Prospectus constitutes a part of the Registration Statement filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Shares offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Company's Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

         The Company has not filed any documents or reports pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date of this Prospectus. On September 23, 1998, the Company filed a Registration Form 10-SB with the Commission. This Form 10-SB has not been declared effective and until such time as the Form 10-SB is declared effective, the Company is not required to file reports with the Commission under the Exchange Act. Upon the effective date of the Form 10-SB, the Company is required to file with the Commission reports, proxy statements and other information under the Exchange Act commencing with its next succeeding fiscal year. The Company has not filed an annual report on Form 10-KSB with the Commission for fiscal year 1997, but the Company intends to provide audited financial statements to its stockholders, in anticipation of the annual meeting of stockholders scheduled to be held October 19, 1998. With respect to fiscal years in which the Company is required to file an annual report with the Commission, the Company will furnish annual reports to its stockholders which include audited financial statements. The audited financial statements to be available to stockholders are reported on by its independent auditors. A quarterly report containing unaudited condensed financial information for the first two quarters of 1998 are also available. The Company will also furnish such other reports from time to time as it may determine or as may be required by law.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents referenced herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically referenced herein or in the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Planet Entertainment Corporation, 222 Highway 35, Middletown, New Jersey 07748 (732) 530-8819.

         Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         Filings with the Commission made by the Company electronically through the EDGAR system, such as the Registration Statement and the Form 10-SB (including certain exhibits), are also available on the Commission's site on the World Wide Web, by pointing a browser to (http://www.sec.gov/cgi-bin/srch-edgar), inserting in the search box the phrase "Planet Entertainment Corporation" and selecting the documents identified under "Company name" as "Planet Entertainment Corporation"

         The Company's executive offices are located at 222 Highway 35, Middletown, New Jersey 07748, and its telephone number is (732) 530-8819.

ITEM 3.  SUMMARY OF PROSPECTUS AND RISK FACTORS

         The Company was incorporated under the laws of the State of Delaware in May 1996. On October 9, 1996, all of the outstanding capital stock of the Company was acquired by Ampro International Golf Tour, Inc. ("Ampro"), a Florida corporation, which as the surviving corporation, changed its name to Planet Entertainment Corporation.

         The Company is currently involved in various areas of the recorded music industry. The Company's principal activities involve the acquisition, licensing, production, marketing and distribution of high quality recorded music in a variety of music formats: Compact Diskettes ("CDs"), video, CD-ROM and, to a lesser extent, cassette tapes. The Company produces such types of music as gospel, adult contemporary, reggae, top 40, blues, country, rap, rock, instrumental, rock & roll, jazz, pop rock, classical, easy listening, big band, rhythm & blues, and various ethnic folk music recordings.

         The Company has acquired certain rights associated with approximately 15,000 music master recordings from existing music catalogues of recorded music. The Company also records new artists. These master recordings are typically stored on Digital Audio Tape ("DAT"). The Company, through its 48-track recording studio and mastering facility in Chester, Pennsylvania, and its 24-track studio in Jackson, New Jersey, re-digitizes existing master recordings, enhances these master recordings by removing certain impure sounds due to aging, and re-compiles these recordings along with its recordings of new artists on "glass master" CDs for mass production and distribution to its customers through traditional and non-traditional distribution channels.

         The Company's strategy has been to produce compilation CDs containing enhanced or re-digitized master recordings from its existing library, to contribute these compilation CDs to joint ventures involving the Company, and to license these compilation CDs to third parties for marketing and sale by unaffiliated distributors. (See "RECENT DEVELOPMENT OF BUSINESS"). To date, however, substantially all the Company's revenues have been derived from studio rental sales and from licensing royalties and not from the licensing or sale of the Company's compilation CDs. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS"). In September 1998, the Company entered into an agreement to purchase all of the issued and outstanding capital stock of Northeast One Stop, Inc. ("NEOS"). NEOS is principally engaged in the distribution of records and compact diskettes through "one-stops" and "rack-jobbers." "One-stops" are centralized order fulfillment centers for small to medium sized retail stores, typically record stores, that obtain a wide-variety of recorded music in a variety of formats from several independent producers at a stated price, or mark-up. "Rack-jobbers," typically purchase and distribute recorded music through racks and kiosks in retail stores, and encompass a narrower range of selection, typically from proprietary sources for a stated percentage of sales, and often with the full right of return. The Company's agreement to purchase NEOS is subject to the consent of NEOS' secured creditor. The Company is unable to make any assurances that this transaction will be consummated, or will be consummated on terms favorable to the Company, or that, if consummated, the combined operations will be profitable. (See "RECENT DEVELOPMENT OF BUSINESS"). The Company's strategy is, however, pending completion of the acquisition of NEOS, and the completion of its Website to permit the sale of the Company's products and other "front line" titles over the Internet, to serve as its own fulfillment center. In addition, the Company expects to distribute compilation CDs from the Company's proprietary catalogue of existing master recordings through NEOS, at a lower cost to NEOS, and thereby improve NEOS' gross profit margins while at the same time generating increased revenues for the Company.

         In June 1998, the Company authorized and issued 500 shares of 7% Series A Convertible Preferred Stock to JNC Opportunity Fund Ltd. at a stated value of $10,000 per share for a total of $5 million. Each share of the Preferred Stock over a period of two years is convertible into the Company's Common Stock at the lesser of (a) $8.885 per share, or (b) 78% multiplied by the average of the five lowest per share market price of the Company's Common Stock during ten trading days immediately preceding notice of conversion. In connection with this transaction, the Company issued warrants to purchase 75,000 shares of the Company's Common Stock to JNC Opportunity Fund Ltd. at a price of $9.625 per share exercisable over a term of five years, and the Company also issued warrants to purchase 150,000 shares of the Company's Common Stock to CDC Consulting, Inc. at a price of $9.625 per share over a term of five years from June 1998. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. Under the terms of the agreements entered into by the Company in connection with this transaction (the "Preferred Stock Agreements"), the Company was required to file a registration statement for 200% of the Common Stock underlying the Preferred Shares, including payment of dividends thereon in the form of Common Stock, at the conversion price of $8.885 per share, or 78% multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately preceding notice of conversion, along with an additional 225,000 shares of common stock underlying the warrants within 30 days of the Closing Date, and if such registration statement was not declared effective within 95 days from the Closing Date or by September 4, 1998, according to the Preferred Stock Agreements, the conversion price will decrease by 2.5%. Each month thereafter the conversion price shall decrease by 2.5%, and after the second month, the Preferred shareholder may demand additional 2.5% cumulative discounts or the payment of 2.5% of the stated value of the preferred shares each month until such registration statement becomes effective. On September 23, 1998, the Company filed a registration statement on SEC Form 10-SB.

RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Shares offered by this Prospectus:

         DEPENDENCE ON DISTRIBUTORS. The Company expects that a material portion of its sales will continue to be made through unaffiliated distributors. If the Company is not successful in signing distribution agreements with distributors, its ability to sell its products may be materially adversely affected. In addition, distributors generally offer products of several different companies, including products that may compete with the Company's products. Typically, agreements with distributors are terminable at will and at the termination of any distributor's relationship with the Company may have a material adverse effect on any future results of operations. In accordance with industry practice, the Company's music products are sold on a 25% return basis. The Company intends to establish reserves for returns of finished products in accordance with industry standards. With the sale of finished products, and any increase in returns, however, the Company's reserves could prove to be inadequate and adversely affect the Company's results of operations as well as profits. Moreover, there can be no assurance that the Company will be able to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases.

         POTENTIAL FOR INTERNET DISTRIBUTION OF THE COMPANY'S PRODUCTS. In connection with securing the distribution of its products and the products of others, the Company has expended, and will continue to expend, significant capital resources to upgrade and enhance the Company's Internet website to market and distribute its products over the Internet by making its enhanced catalogue available for sale and downloading to consumers, in a variety of compositions. The Company has completed the first stage of the development of its Internet website, and through the final stage, is expected to complete the design and development of its enhanced site within the second quarter of fiscal 1999. No assurances can be made however, that the Company will complete the enhancement of its website or that such site will be functional in fiscal 1999. The failure of the Company's website to be functional and permit the marketing, ordering, and sale of the Company's products over the Internet may substantially and adversely affect the Company's business prospects and its ability in the future to expand and compete with other larger corporations, several of which have significantly greater resources, such as N2K, Inc., CD Now, Inc. and K-Tel Corporation, all of which currently sell, market and distribute their products to consumers over the Internet. (See "COMPETITIVE BUSINESS CONDITIONS.")

         The online commerce market is new, rapidly evolving and intensely competitive, and the Company expects that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. The Company competes and intends to compete with a variety of companies, including (i) online vendors of music, music videos and other related products, (ii) online vendors of movies, books and other related products, (iii) online service providers which offer music products directly to or in cooperation with other retailers, (iv) traditional retailers of music products, including specialty music retailers, (v) other retailers that offer music products, including mass merchandisers, superstores and consumer electronic stores; and (vi) non-store retailers such as music clubs. Many of these traditional retailers also support dedicated websites which would compete directly with the Company.

         LACK OF SUFFICIENT CAPITAL RESOURCES. In June 1998, the Company realized approximately $4.475 million in proceeds from the sale of shares of its Preferred Stock (See "RECENT SALES OF UNREGISTERED SECURITIES"), and as of June 30, 1998, had current assets of approximately $4,758,013, current liabilities of approximately $1,406,411, and working capital of approximately $3,351,602. In September 1998, the Company entered into an Agreement to purchase all the issued and outstanding common stock of a distributor of recorded music in consideration of approximately $3 million and options to acquire 250,000 shares of the Company's common stock over a period of two years from the date of closing, at a price equal to the lessor of $5.25 or the closing bid price for the Company's securities on the date of Closing. According to the terms of the Agreement, the Company is required to pay $2,250,000 at the closing, and also issue two short term interest free notes totaling $750,000, $375,000 of which is payable within six months from the date of closing, and of which $375,000 is due one year from the date of Closing. (See "POTENTIAL ACQUISITION".) In August 1998, the Company acquired the right to the return of 1,400,000 shares of its Common Stock and the outstanding principal portion of the Promissory Note together with accrued interest from Gulf Coast Music, Inc. in exchange for approximately $175,000 in cash and short term notes for approximately $2,850,000. (See "DISPUTED INTELLECTUAL PROPERTY RIGHTS.") These transactions, if consummated, would result in a significant depletion of the Company's capital resources. Together with the Company's continued losses from operations, the Company may lack sufficient capital resources to perform under these agreements, which may have a material adverse impact on the Company, its business and business prospects if additional capital or loans are not secured. (See "CONTINUED OPERATING LOSSES.")

         DEPENDENCE ON SUPPLIERS, MANUFACTURERS, AND RAW MATERIALS. Substantially all of the Company's products are manufactured by Denon
Interactive Media, a division of Nippon Columbia, Ltd. The Company has identified several manufacturers located in the far east that are capable of reproducing the Company's products at a reasonable cost but has not entered into any other production contracts. The Company's business is, however, dependent on certain raw materials in the form of blank compact diskettes, on which the Company encodes its master recordings for sale to consumers and end users. Any increase in the price of blank compact diskettes, or the unavailability of blank compact diskettes in the marketplace may have a significant adverse impact on the resale price of the Company's products, the Company's revenue, gross profit margins, and the demand for the Company's products.

         DEPENDENCE ON FEW MAJOR SOURCES AND CUSTOMERS. For the year ended December 31, 1996, substantially all the Company's revenues were derived from licensing royalties from one source, Black Tiger Records, a joint venture between the Company and JAD/Anansi Records. In fiscal 1996, the Company recognized revenue of approximately $105,000 as a result of the agreement with JAD Records. In fiscal 1997, these amounts were reserved by the Company as uncollectible and in June 1998, the Company assigned the collection of all producer and publisher royalties collectible pursuant to the first agreement and the second agreement to an unaffiliated third party. (See "RECENT DEVELOPMENTS"). For the year ended December 31, 1997, approximately 50% of the Company's sales and royalty revenue were generated from one customer, Multimedia Industries Corporation ("MMIC"). One of the Company's executive officers and directors, Joseph Venerri, is a principal shareholder and officer of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a director, from June of 1995 through May of 1997, served as an officer and director of MMIC and remains a stockholder of MMIC. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). For the six months ended June 30, 1998, approximately 46% the Company's revenues were derived from studio rental sales and approximately 52% of the Company's revenues were derived from sales by the Company's Higher Ground Records subsidiary. No one customer accounted for more than 10% of these sales.

         DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL. The Company is dependent upon several of its management and key personnel, including sound engineers, technicians, marketing and management personnel. The Company is particularly dependent on the continued services of its officers and directors, including Wallace M. Giakas, its Chairman and Secretary, John S. Arnone, its President and Chief Executive Officer, Joseph Venneri, its Executive Vice President, Richard Bluestine, its Executive Vice-President and Chief Financial Officer, and will be dependent on Louis J. Del Signore, the Chairman of Northeast One Stop, Inc. ("NEOS"), and Ron Nicks, the President and Chief Executive Officer of NEOS when the acquisition by the Company of NEOS is consummated and they are elected officers. With the exception of Richard Bluestine, the Company's Executive Vice President and Chief Financial Officer, the Company has obtained employment agreements with respect to each of the individuals shown above. In the event that the Company does not offer continued employment to Mr. Bluestine, or is unable to obtain the services of Mr. Bluestine on terms favorable to the Company, the Company intends to hire a new Chief Financial Officer. In connection with the employment of Messrs. Giakas, Arnone and Venneri, the Company has obtained "key man" life insurance with respect to these individuals, which in the event of their death, the first $500,000 in benefits from any such insurance policy to be paid to the Company. (See "EXECUTIVE COMPENSATION" and "EMPLOYMENT AGREEMENTS").

         COMPETITIVE  BUSINESS  CONDITIONS.  The Company's ability to succeed in the future and to meet future competition in the pursuit of satisfying the public's tastes will depend on its ability to attract talented new artists or persons or companies who control existing valuable libraries of master recordings as well as the appeal of compositions in its existing library. There can be no assurance that the Company will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may increase the competitive pressures of the Company.

         The creation and distribution of music compositions is highly competitive and the Company has a substantial number of direct competitors, including large companies with substantially greater financial and marketing resources. Although the Company believes that its enhanced compositions are new and unique, no assurance can be given that competitors possessing greater financial resources and established distribution facilities, may be able to develop products which directly compete with the Company's products and may be offered at substantially lower prices than those available from the Company.

         LIMITED  OPERATING   HISTORY.   In  1996,  the  Company  began  selling
music-related products. Accordingly, the Company has only a very limited operating history on which to base an evaluation of its business and prospects. For the year ended December 31, 1997, approximately 80% of the Company's net revenues were derived from studio revenues, and approximately 20% from the sales or licensing of the Company's products. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks include, but are not limited to, possible inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the risk of inability to manage growth. Development and sales of the Company's enhanced musical compositions must compete with numerous artists and products. Future revenues and profits, are highly dependent on various factors, including, but not limited to, the successful enhancement and distribution of the Company's products and successful implementation of its planned marketing strategies. Although certain of the Company's management are experienced in the field of identifying potentially successful artists, producing their works and enhancing musical compilations, the Company and its management, as such, are not experienced. In addition, continued representation of artists and production of their compositions is subject to public popularity trends and the continued appeal of the artists and these compositions. To address these risks, the Company must, among other things, expand its customer base, successfully implement its business and marketing strategies, continue to develop its website and transaction-processing systems, provide superior customer service, respond to competitive developments, and attract and retain qualified personnel. If the Company is not successful in addressing such risks, its profitability could be adversely affected.

         CONTINUED OPERATING LOSSES. Since inception, the Company has incurred significant losses, and as of December 31, 1997 had an accumulated deficit of $862,359. For the six months ended June 30, 1998, the Company's net loss was $414,998. The Company intends to invest heavily in Web site development and technology, acquisitions, and the development of traditional methods of distributing its products. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

         SEASONALITY. The Company's results of operations are subject to seasonal variations by the timing of new releases. In accordance with industry practice, the Company records revenues for music products, except those related to telemarketing C.O.D. sales, when such products are shipped to retailers. Companies in this field usually experience a decline in revenues and net income in December, January and February, due in significant part to retailers having purchased products prior to December in anticipation of holiday sales. If planned releases are delayed beyond the peak holiday season, the Company's operating results could be materially adversely affected.

         The Company believes that period-to-period comparisons of the Company's historical results are not necessarily meaningful and should not be relied upon as an indication of future results.

The Company's results of operations in future periods may not meet the expectations of securities analysts and investors, in which case the price of the Company's Common Stock would likely be materially adversely affected.

         COPYRIGHT AND TRADEMARK PROTECTION. The Company's success will depend in substantial part on its ability to obtain and maintain copyright or trademark protection for its compositions in order to preserve the value of its master recordings library; and to generate revenues from operations without infringing on the proprietary rights of third parties. The Company is currently not the subject of any action regarding ownership and the Company's right to market, reproduce and distribute its master recordings. In certain instances, the Company's rights to its master recordings are not exclusive, and the Company is engaged in licensing activities involving both the acquisition of rights to certain master recordings and compositions for its own projects, and the granting of sub-licenses or rights to third parties concerning the use of the Company's master recordings. The availability on acceptable terms of such cross-licensing arrangements is generally made possible by existing industry practice based on reciprocity. Should such industry practices change, there is no assurance that the Company will be able to obtain licenses from third parties on terms satisfactory to the Company or at all, and the Company's business, particularly with respect to compilation products, could be materially adversely affected.

         The Company has not applied for patent protection and does not intend to do so because it believes that patents would not offer significant protection. Although the Company holds or has the use of various trademarks and copyrights associated with its works, even with such protection there is no assurance that unauthorized use will not occur. The Company will be operating in an industry in which revenues are often adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy", and by home taping for personal use. In addition, in the event that another party infringes on any copyright or trademark covering the Company's products, the enforcement of such rights is at the option of the Company. Also, other parties may be issued copyrights or trademarks that may prevent the sale of the Company's products or require licenses and the payment of royalties by the Company. To date certain claims have been brought against the Company and its predecessors alleging that certain of a limited number of its compositions infringe on the intellectual property rights of others, and there can be no assurance that additional claims will not be brought against the Company in the future, or that any such claims will not be successful. If such a claim were successful, the Company's business could be materially adversely affected. In addition to any potential monetary liability for damages, the Company would be required to obtain a license in order to continue to market the compositions in question or could be enjoined from enhancing or selling such compositions if such a license were not made available on acceptable terms. If the Company should become involved in such litigation, it could require significant Company resources. There can be no assurance that the Company will be successful in acquiring licenses for individual compositions when allegations of infringement arise, the absence of which may have a material adverse effect on the Company. However, of those master recordings not subject to dispute, possession of the master recordings permits the Company to reproduce and distribute these master recordings under the Company's own label, or sub-license these rights to others in exchange for royalties. (See "DISPUTED INTELLECTUAL PROPERTY RIGHTS").

         DISPUTED INTELLECTUAL PROPERTY RIGHTS. Documents supporting the chain of title to each master recording owned by the Company are maintained by the Company, but no assurances can be made that the Company, and the Company's right to use any and or all of its master recordings, will not be subject to dispute which may result in delay or the inability to use or exploit the Company's master recordings and require that the Company pay royalties which may not be available or affordable by the Company. The value of these master recordings is reflected in the Company's financial statements at predecessor cost, less amortization over the useful life of each master recording. However, the Company as of this date has not recorded any amortization nor has it created any reserve should any master recording purchased by the Company be determined to be the property of others.

         From time to time, the Company has received notice from various third parties claiming an ownership interest in certain master recordings published by the Company, and sold through its distributors demanding, among other things, that the Company immediately cease distributing these master recordings, or in the alternative, demanding that the Company pay royalties to these third parties. Should the Company not prevail in any dispute concerning the right to publish and distribute any master recording that may be subject to dispute, the Company, its business and business prospects may be adversely and materially affected, and in certain cases, the Company may not be able to license, nor be able to afford to license these master recordings. In addition to these potential claims, the Company may be subject to claims for indemnification or contribution from its distributors. The Company has established a policy of creating a reserve and placing certain funds in escrow pending the resolution of any dispute concerning the ownership of any master recording published by the Company. To date, in the opinion of the Company's management, no disputes are pending in which the Company is not expected to prevail and the Company has therefore created no reserve with respect to any disputed property. Should the Company not prevail in any such action, or be forced to pay a royalty to any of these third parties, any reserves established by the Company in the future may prove to be wholly insufficient, and the Company, its business and business prospects may be materially and adversely affected.

         In November 1996, the Company agreed to acquire certain studio assets and rights associated with 10,000 master recordings from Music Marketeers, Inc. and J. Jake, Inc. in exchange for 2,000,000 shares of Planet Common Stock, valued at approximately $2,150,000, and the assumption of three promissory notes totaling $1,250,000 payable over 5 years. (the "Promissory Note"). J. Jake, Inc. and Music Marketeers, Inc. obtained all rights, claims and interests in these master recordings purchased by the Company from PEP Music, Inc., Hallelujah Music, Inc., and UpBeat Music Inc. pursuant to a Plan of Reorganization approved by the United States Bankruptcy Court for the Eastern District of Louisiana.

         In November 1996, an amended agreement was subsequently entered into between the Company and J. Jake, Inc. and Music Marketeers, Inc. whereby 500,000 shares of stock were returned to the Company and the Company was not required to purchase certain studio assets. As of June 1998, neither J. Jake, Inc., Music Marketeers, Inc. nor their successor Gulf Coast Music L.L.C. had completed their respective obligations under the agreement and all have failed to deliver proof of unencumbered title to approximately 2,000 of these master recordings. As of September 1, 1998, the Company is in compliance with all material terms of its Agreement with J. Jake, Inc. and Music Marketeers, Inc., and Gulf Coast Music, Inc. (See "RECENT BUSINESS DEVELOPMENTS.")

         The Company has received assurances from its contract partners, however, that disputes related to title to these master recordings are in the process of being resolved through the Bankruptcy Court proceedings and will be resolved satisfactorily to the Company or the vendors will deliver acceptable substitutes to the Company. The Company is not a party to these Court proceedings. As of July 1998, Gulf Coast Music, Inc. has, through the Bankruptcy Court, successfully resolved claims with 13 entities claiming title to certain master recordings, and has filed counter-claims against 34 additional entities claiming title to approximately 2,000 master recordings of the 3,400 that were initially subject to dispute. No assurances can be given that the Company will obtain clear and undisputed title to these master recordings, but has received assurances from Gulf Coast Music, Inc., J. Jake, Inc. and Music Marketeers, Inc. that all master recordings delivered without clean and undisputed title will be replaced with clear and undisputed title to recordings of substantially the same quality, appeal and commercial value acceptable to the Company, or that the Bankruptcy Court will approve the amended agreement.

         DEPENDENCE ON TECHNOLOGY. The market for the Company's products and services is characterized by rapidly changing technology, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend upon its ability to enhance its existing products and to introduce new products on a timely and cost-effective basis and that meet dynamic customer requirements. There can be no assurance that the Company will be successful in developing new products or enhancing its existing products or that such new or enhanced products will receive market acceptance or be delivered timely to the market. The Company has experienced product development delays in the past and may experience delays in the future.

         YEAR 2000 ISSUES. Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to year 2000 and subsequent years may be misinterpreted by these programs. The Company is not significantly dependent on customized or highly sophisticated computer systems and software. Presently and for the foreseeable future the Company utilizes and will utilize commercially available, "small office" computers and commercially available "off-the-shelf" software. The Company is not part of and is not interfaced or otherwise electronically connected to any large or sophisticated industrial, financial or banking computer networks or systems. Accordingly, the Company does not expect to be faced with a "Year 2000 Problem," which refers to a design flaw in many computer systems (and, particularly, in large, highly sophisticated or custom-designed systems) whereby the system cannot distinguish between the year (or numbers) 1900 and 2000. The Company believes that appropriate "off-the-shelf" hardware and software up-grades will be readily available, at reasonable cost, in time for the Company to purchase, install and test them prior to the year 2000. If such a problem were to persist in the computer applications of the Company, its suppliers, or its customers, and not corrected, such problem could cause a disruption in operations and have a short term adverse effect on the Company's business and results of operations.

         GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The Company is subject, both directly and indirectly, to various laws and regulations relating to its business, although there are few laws or regulations directly applicable to access to the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The enactment of any additional laws or regulations may impede the growth of the Internet which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company. The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and could expose the Company to substantial liability. The laws of certain foreign countries provide the owner of copyrighted products with the exclusive right to expose, through sound and video samples, copyrighted items for sale to the public and the right to distribute such products. Any new legislation or regulation, or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company.

         POSSIBLE VOLATILITY OF STOCK PRICE. There may be significant volatility in the market price of the Company's Common Stock. Quarterly operating results of the Company, deviations in results of operations from estimates of securities analysts, changes in general conditions in the economy or the Internet services industry or other developments affecting the Company or its competitors could cause the market price of the Company's Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations that occur may adversely affect the market price of the Company's Common Stock. The market price of the Company's Common Stock could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and/or financial analysts and/or industry periodicals concerning the Company, its products, or by the advertising or marketing efforts of competitors, or other factors that could affect consumer perception.

         SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS: A number of statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's vulnerability to rapid industry change, technical obsolescence, limited customer base and reliance on a relatively small number of customers, the possible impact of competitive products and pricing, uncertainties in the duration of the life cycle of its products, manufacturing difficulties, dependence on key personnel, market acceptance, reliance on a limited number of outside vendors, potential difficulties managing growth, the ability to perform on existing and future agreements, the availability of financing, and other risks all, or any one of which may have a material adverse effect on the Company, its business, business prospects, and financial condition.


ITEM 4.  USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares; however, in consideration of issuing the Preferred Stock and Warrants, the Company received net proceeds of $4,475,000 which was used for working capital, expansion of its principal lines of business and a substantial portion is reserved for use in connection with the possible acquisition of a distribution company. The weighted average exercise price of the outstanding Warrants is approximately $9.625, the exercise of which would result in the issuance of 225,000 shares of Common Stock. If all of the Warrants were exercised, and assuming it is not a cashless exercise, the Company would receive aggregate proceeds of approximately $2,165,625.

ITEM 5.  DETERMINATION OF OFFERING PRICE

         The Company will not determine the offering price for the securities sought to be registered and sold. The Selling Stockholders may, from time to time, sell all or a portion of the Shares on the OTC Bulletin Board, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

ITEM 6.  DILUTION

         The net tangible book value attributable Common Stock at June 30, 1998 was $7,505,000, or $.63 per share of Common Stock. "Net tangible book value" per share is equal to the Company's total tangible assets less its total liabilities and Preferred Stockholder's equity, divided by the total number of shares of Common Stock outstanding. As a result of the conversion of the Preferred Stock into 1,216,336 shares of Common Stock being registered by the Company (assuming no exercise of the 225,000 Common Stock warrants an at a conversion price of $4.11 per share, before deducting commissions and offering expenses of $525,000) and proceeds received from the sale of the Preferred Stock, therefrom, the pro forma net tangible book value of the Company was approximately $11,980,000, or $.91 per share of Common Stock. This represents an immediate increase in net tangible book value of $4,475,000 or $.28 per share to existing stockholders and an immediate dilution of $3.20 per share to the Preferred Stockholders at the assumed conversion price. The following table illustrates this per share dilution:

Assumed conversion price per share                                      $   4.11

Net tangible book value before conversion                      $    .63

Increase attributable to conversion                            $    .28

Pro forma net tangible book value per share after conversion            $    .91
                                                                        --------

Dilution per share to Preferred Stockholders                            $   3.20
                                                                        ========

The following table sets forth, on an adjusted basis as of September 15, 1998 the number of shares of Common Stock purchased from the Company (the total cash consideration paid to the Company and the average price per share paid by the existing holders of Common Stock and by the purchasers of the Preferred Stock, assuming the conversion of the Series A Preferred Stock into an aggregate of 1,216,336 shares of Common Stock at an assumed conversion price of $4.11 per share):

                            SHARES PURCHASED      TOTAL CONSIDERATION   AVERAGE PRICE
                            NUMBER    PERCENT      AMOUNT     PERCENT    PER SHARE
                            ------    -------      ------     -------    ---------

Existing stockholders     11,976,055       91%   $ 8,902,339      64%   $    .74
Preferred stockholders     1,216,336        9%   $ 5,000,000      36    $   4.11
                          ----------     ----    -----------    ----

Total                     13,192,311      100%   $13,902,339     100%
                          ==========     ====    ===========    ====

ITEM 7.  SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Selling Stockholders as of September 15, 1998, and the number of shares of Common Stock included in this Prospectus.

                            NUMBER OF
                            SHARES                                PERCENTAGE AND
                            BENEFICIALLY                          NUMBER OF SHARES
                            OWNED PRIOR        NUMBER OF          BENEFICIALLY
                            TO                 SHARES BEING       OWNED AFTER
SELLING STOCKHOLDER         OFFERING           OFFERED            OFFERING (4)
-------------------         --------           -------            ------------
                                                                               NUMBER OF
                                                                  PERCENT      SHARES
                                                                  -------      ---------
JNC Opportunity Fund  Ltd.   1,291,336 (1)      1,291,336 (2)         -0-       -0-
CDC Consulting, Inc.           150,000 (3)        150,000             -0-       -0-

(1) The Selling Stockholder is contractually prohibited from converting shares of Preferred Stock (or receiving shares of Common Stock in payment of dividends thereon) or exercising its Warrant to the extent that the number of shares of Common Stock beneficially owned by it and its affiliates after such conversion or exercise exceeds 4.999% of the issued and outstanding shares of Common Stock following such conversion or exercise. The number of shares of Common Stock listed as beneficially owned includes the number of shares of Common Stock issuable upon, subject to the limitation expressed in the first sentence of this footnote, (i.) conversion of the Preferred Stock at an assumed conversion price of the lesser of (a) $8.885 per share, or (b) 78% multiplied by the average of the five lowest per share market values of the Company's Common Stock during ten trading days immediately preceding notice of conversion, and (ii.)
         exercise of the Warrant. However, because the conversion price applicable to the Preferred Stock is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments, and consequently the number of shares of Common Stock that will, subject to the limitation expressed in the first sentence of this footnote, be beneficially owned by the Selling Stockholder, will fluctuate daily and cannot be determined at this time.
(2) Includes shares of Common Stock reflected herein as beneficially owned by the Selling Stockholder. However, subject to the limitation expressed in footnote 1, because the number of shares of Common Stock issuable upon conversion of the Preferred Stock and as payment of dividends thereon is dependent in part upon the market price of the Common Stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. However, to provide for such fluctuations, the Company has contractually agreed to include herein an aggregate of 1,291,336 shares of Common Stock issuable, subject to the limitation expressed in footnote 1, upon conversion of the Preferred Stock, payment of dividends thereunder and upon exercise of the Warrant.
(3) Includes the number of shares of Common Stock issuable upon conversion of the warrants to purchase 150,000 shares of the Company's common stock to CDC Consulting, Inc. at a price of $9.625 per share over a term of five years from June 1998.
(4) Assumes the sale by the Selling Stockholders of all Shares offered thereby.

         The shares to be sold shall include, in addition to the numbers indicated, any additional shares of Common Stock of the Company that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

ITEM 8.  PLAN OF DISTRIBUTION

         The Selling Stockholders, their pledgees, donees, transferees or other predecessors in interest, may, from time to time, sell all or a portion of the Shares on the OTC Bulletin Board, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this

Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the conversion price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

         The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements (in the approximate amount of $15,000) of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

ITEM 9.  LEGAL PROCEEDINGS

         There are currently no threatened or pending legal proceedings against the Company. From time to time, the Company receives claims from third parties challenging the Company's right to exploit certain master recordings. The Company, in the opinion of its management, believes that it has a valid and enforceable chain of title to these recordings and is expected to prevail in any such action if brought against the Company. The Company is aware that approximately 2,000 of the master recordings purchased from J. Jake, Inc., Music Marketeers, Inc., or their successor, Gulf Coast Music, Inc. may be subject to dispute, and it is the Company's policy not to release or exploit any master recording that is subject to dispute. If the Company does, however, become the subject of any such action, and were not to prevail in such an action, the Company does not believe its business, financial condition or business prospects would be materially adversely affected as the above named vendors have agreed to replace the disputed items with 2,000 recordings acceptable to the Company. Also, the Company intends to obtain the approval of the Bankruptcy Court as to the amended agreement but there is no assurance that such approval will be obtained.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The directors, executive officers, and control persons of the Company and their ages as of this date are set forth below. None of the directors and executive officers are related to one another:

         Name                       Age      Position(s) Held
         ----                       ---      ----------------

         Wallace M. Giakas          43       Chairman of the Board, Secretary

         John S. Arnone             40       President, Chief Executive Officer, Director

         Joseph Venneri             62       Executive Vice President, Director

         Richard Bluestine          56       Executive Vice-President, Chief Financial Officer,
                                             Director, and  Chairman of Audit Committee

         Louis J. DelSignore*       60       Director, Planet Entertainment Corporation,
                                             Chairman, Northeast One Stop, Inc.

         Ronald J. Nicks*           45       Director, Planet Entertainment Corporation,
                                             President, Chief Executive Officer, Northeast One
                                             Stop, Inc., One Stop Division

         *These persons will not serve as Directors unless and until the acquisition of Northeast One Stop, Inc. is fully consummated. If consummated, Messrs. Arnone and Giakas have agreed to execute and deliver an irrevocable proxy to elect said persons to the Company's Board of Directors at the next regular Stockholder's meeting.

         The Bylaws of the Company currently provide for a minimum of two (2) directors. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's officers are appointed by the Board of Directors. A copy of the Company's Bylaws is available upon request.

         The Company does not reimburse its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors, but may do so in the future. The Company currently does not intend to pay cash fees to directors for attendance at meetings.

         WALLACE M. GIAKAS, age 43, is the Chairman of the Board and Secretary. From October 1992 until June 1995, Mr. Giakas was president of Chapman, Spira & Carson, Inc., an investment and merchant banking firm located in New York, New York. From April 1994 through March 1996, Mr. Giakas, served as executive vice president of Emerald City Capital Corp., and from June 1995 through the present, Mr. Giakas serves as president of Hamilton Wallace Group, Inc., a private investment and venture capital firm located in Middletown, New Jersey.

         JOHN S. ARNONE, age 40 is President, Chief Executive Officer and a Director of the Company. From October 1996 through June 1997, Mr. Arnone was Secretary and Director of the Company. From July 1992 through August, 1993, Mr. Arnone was president of Lancaster Leeds & Co., a private investment and merchant banking firm located in New York, New York. From August 1993 through April, 1994, Mr. Arnone was a managing director of Chapman, Spira & Carson, Inc., a private investment and merchant banking firm located in New York, New York. From April 1994 through March, 1996, Mr. Arnone was president of J.W. Cabott & Co., Inc., a private investment firm, and from April 1994 through March 1996, Mr. Arnone also served as president of Emerald City Capital Corp., a private investment firm.

         JOSEPH VENNERI, age 62, Executive Vice President and Director. Prior to June 1998, Mr. Venneri was President and Chief Executive Officer of the Company. Mr. Venneri has 38 years experience in the entertainment industry, beginning as an artist and has been the President and owner of several recording studios and was an original member of the "Tokens." Mr. Venneri also has experience in production, where he produced more than 100 gold records over the last 25 years. Mr. Venneri has worked for EMI, RCA, MGM, Atlantic Records, Warner Brothers Records, Mercury Records, Plantation Records, and Sun Records. He is highly regarded by producers, engineers and restoration experts in the music industry, and has recorded and re-recorded such stars as Bob Marley, Sammy Davis, Jr., Jethro Tull, Grateful Dead, REM, Cher, Michael Bolton, Kenny Rogers, Willie Nelson, Luciano Pavarotti, and hundreds more.

         RICHARD C. BLUESTINE, C.P.A., age 56, Executive Vice-President and Chief Financial Officer, is a Certified Public Accountant with experience in the record and film industry. Mr. Bluestine is presently a partner at the accounting firm of Brinster & Bergman, L.L.P., and since January 1990, Mr. Bluestine has been Vice President of SBR Industries, Inc., a manufacturer and distributor in the apparel industry. From June 1995 through May 1997, Mr. Bluestine was an officer, director, and stockholder of Multi-Media Industries Corporation MMIC. (See "CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS"). From 1971 through 1990, Mr. Bluestine served as a Certified Public Accountant with various firms including KMG Main Hurdman. He has served as a pension trustee for the New York City Fire Department, as a member of the Mayor's Investment Fiscal Policy Committee for the City of New York. He received his accounting degree from New York University and has served on various AICPA and NYSSCPA committees. As of September 15, 1998, the Company has not offered, nor has it secured, an employment agreement relating to the continued services of Mr. Bluestine, and the Company may seek to hire a new chief financial officer. (See "DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL").

         LOUIS J. DELSIGNORE, 60, Director, Chairman, Northeast One Stop, Inc. From 1983 through September 1998, Mr. DelSignore served as president of Northeast One Stop, Inc. From August 1973 through January 1983, Mr. DelSignore was vice president of finance and a member of the Board of Directors of Trans World Music Corporation. Mr. DelSignore has substantial experience in the wholesale distribution of recorded music and other entertainment related products. Mr. DelSignore has a Bachelor of Science degree from the State University of New York at Albany.

         RONALD J. NICKS, 45, Director, Planet Entertainment Corporation, President, Chief Executive Officer, Northeast One Stop, Inc., One Stop Division. From July 1996 through September 1998, Mr. Nicks was Senior Vice President of Alliance Entertainment Corporation ("Alliance"), and from January 1994 through July 1996 was Chief Executive Officer of Alliance's One Stop Group. From November 1990 through January 1994, Mr. Nicks was Vice President and General Manager of CD One Stop, where he oversaw all operations including sales and purchasing. From November 1988 through November 1990, Mr. Nicks was director of purchasing for CD One Stop, and from April 1987 through November 1988, was associated with Western Merchandisers, Inc. Mr. Nicks has significant experience in the wholesale distribution of recorded music.


ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the date hereof, information regarding ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director, by certain related shareholders, and by all executive officers and directors of the Company as a group. All persons named below have sole voting and investment power over their shares except as otherwise noted.

NAME OF
BENEFICIAL OWNER OR                   NUMBER OF                 PERCENT OF
IDENTITY OF GROUP                     SHARES OWNED              CLASS
-----------------                     ------------              ----------

Wallace M. Giakas                     3,439,000(1)(2)(3)*       26.2%
4 Tall Oaks Court
Farmingdale, N.J.  07727

NAME OF
BENEFICIAL OWNER OR                   NUMBER OF                 PERCENT OF
IDENTITY OF GROUP                     SHARES OWNED              CLASS
-----------------                     ------------              ----------

Joseph Venneri                        3,127,000(1)(2)*          24.0%
336 East Pleasant Grove Rd.
Jackson, N.J.  08527

John S. Arnone                        3,491,000(1)(2)(3)*       26.6%
30 Penbrooke Court
Shrewsbury, N.J. 07702

Briollette Investments, Ltd.            605,334                  5.0%
c/o Richard J. Fagen
Charles House
St. Helier, Jersey JE49NZ

William J. Valenziano                   806,000(1)               6.7%
2500 Uranium Drive
Channel Islands, CA

Gulf Coast Music, Inc.                  694,000                  5.7%
757 St. Charles Ave.
New Orleans, LA  70130

Richard Bluestine                       560,000(1)(2)*           4.6%
100 Merrick Road
Rockville Centre, N.Y. 11570

All executive officers, directors
and principal shareholders
as a Group (7 persons)                9,442,934                 100%

----------
*        Officers and/or Directors of the Company.

(1) Includes shares beneficially owned by that person, including that person's spouse, children, parents, siblings, mothers and fathers in law, sons and daughter in laws, and brothers and sisters in law. See table under "Management" for officer and directorships held by the persons listed above.

(2) Includes 100,000 warrants to purchase 10 shares of Common Stock issued by the Company to Wallace M. Giakas, John S. Arnone, and Joseph Venneri, and 16,000 warrants issued to Richard Bluestine, which are exercisable for a period of ten years from the date of issuance, or until January 29, 2007, at $20.00 per warrant, or the equivalent of $2.00 per share.

(3) Includes options to purchase 125,000 shares of the Company's common stock exercisable at $5.25 per share over a period of five years granted to Messrs. Arnone and Giakas as compensation in connection with the acquisition of Northeast One Stop, Inc. At the time these options were granted, the price of the Company's stock was $5.25 per share.


ITEM 12. DESCRIPTION OF SECURITIES

         COMMON STOCK

         The authorized voting Common Stock of the Company consists of 50,000,000 shares of Common Stock, with a par value of $0.001. As of June 30, 1998, the Company had 11,976,055 shares of Common Stock outstanding and approximately 260 shareholders. (See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

         PREFERRED STOCK

         The Company authorized and issued 500 shares of non-voting 7% Series A Convertible Preferred Stock to with and aggregate stated value of $5 million. Each share of the Preferred Stock over a period of two years is convertible into the Company's Common Stock at the lesser of (a) $8.885 per share, or (b) 78% multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately preceding notice of conversion. No public market exists, or is expected to exist, for these shares of Preferred Stock.


ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL.

         The validity of the Common Stock offered hereby will be passed upon for the Company by Frohling, Hudak & McCarthy, P.C., 425 Eagle Rock Avenue, Roseland, New Jersey. No person affiliated with said firm is an officer, director or principal stockholder of the Company.

         The financial statements of the Company, as of December 31, 1996 and 1997 and for the period from Inception (May 17, 1996) to December 31, 1996 and the years ended December 31, 1995 and 1996, included in this Prospectus have been audited by AJ. Robbins, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

         Officers and directors of the Company are indemnified by the Company in accordance with its Articles of Incorporation, and its Bylaws, under each, to the maximum extent permissible by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Laws of the State of Florida or the provisions of the Company's Articles of Incorporation or Bylaws, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. ORGANIZATION WITHIN THE LAST FIVE YEARS

         The Company was incorporated under the laws of the State of Delaware in May 1996. On October 9, 1996, all of the outstanding capital stock of the Company was acquired by Ampro International Golf Tour, Inc. ("Ampro"), a Florida corporation, which, as the surviving corporation, changed its name to Planet Entertainment Corporation.

ITEM 16. DESCRIPTION OF BUSINESS

         The Company is currently involved in various areas of the recorded music industry. The Company's principal activities involve the acquisition, licensing, production, marketing and distribution of high quality recorded music in a variety of music formats: Compact Diskettes ("CDs"), video, CD-ROM and, to a lesser extent, cassette tapes. The Company produces such types of music as gospel, adult contemporary, reggae, top 40, blues, country, rap, rock, instrumental, rock & roll, jazz, pop rock, classical, easy listening, big band, rhythm & blues, and various ethnic folk music recordings.

         The Company has acquired certain rights associated with approximately 15,000 music master recordings from existing music catalogues of recorded music. The Company also records new artists. These master recordings are typically stored on Digital Audio Tape ("DAT"). The Company, through its 48-track recording studio and mastering facility in Chester, Pennsylvania, and its 24-track studio in Jackson, New Jersey, re-digitizes existing master recordings, enhances these master recordings by removing certain impure sounds due to aging, and re-compiles these recordings along with its recordings of new artists on "glass master" CDs for mass production and distribution to its customers through traditional and non-traditional distribution channels.

         The Company's strategy has been to produce compilation CDs containing enhanced or re-digitized master recordings from its existing library, to contribute these compilation CDs to joint ventures involving the Company, and to license these compilation CDs to third parties for marketing and sale by unaffiliated distributors. (See "RECENT DEVELOPMENT OF BUSINESS"). To date, however, substantially all the Company's revenues have been derived from studio rental sales and from licensing royalties and not from the licensing or sale of the Company's compilation CDs. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS"). In September 1998, the Company entered into an agreement to purchase all of the issued and outstanding capital stock of Northeast One Stop, Inc. ("NEOS"). NEOS is principally engaged in the distribution of records and compact diskettes through "one-stops" and "rack-jobbers." "One-stops" are centralized order fulfillment centers for small to medium sized retail stores, typically record stores, that obtain a wide-variety of recorded music in a variety of formats from several independent producers at a stated price, or mark-up. "Rack-jobbers," typically purchase and distribute recorded music through racks and kiosks in retail stores, and encompass a narrower range of selection, typically from proprietary sources for a stated percentage of sales, and often with the full right of return. The Company's agreement to purchase NEOS is subject to the consent of NEOS' secured creditor. The Company is unable to make any assurances that this transaction will be consummated, or will be consummated on terms favorable to the Company, or that if consummated, the combined operations will be profitable. (See "RECENT DEVELOPMENT OF BUSINESS"). The Company's strategy is, however, pending completion of the acquisition of NEOS, and the completion of its Website to permit the sale of the Company's products and other "front line" titles over the Internet, to serve as its own fulfillment center. In addition, the Company expects to distribute compilation CDs from the Company's proprietary catalogue of existing master recordings through NEOS, at a lower cost to NEOS, and thereby improve NEOS' gross profit margins while at the same time generating increased revenues for the Company.

INDUSTRY OVERVIEW.

         According to the International Federation of the Phonographic Industry, worldwide sales of pre-recorded music and music videos in 1997 were approximately $40 billion. It is estimated that the United States recording industry had sales of approximately $15 billion in 1997, and that over the last five years, the industry has been growing in excess of 20% per year. During this period, it is estimated that total CD sales increased from $6.6 billion to $10.2 billion, or 55%, due in substantial part from the conversion of cassette tapes to CDs. In 1996 and 1997, the sale of CDs, and to a lesser extent cassette tapes, comprised more than 97% of total sales of recorded music.

THE COMPANY

         The Company markets and distributes recorded music, in a variety of formats including CDs, Digital Video-Enhanced CDs ("DVDs"), and to a lesser extent cassettes, from its existing catalog of approximately 15,000 master recordings. The Company compiles, digitizes and repackages these master recordings through its recording and production facilities, and distributes these master recordings through joint ventures and licensing agreements. The Company's current inventory of master recordings includes a broad range of musical genres including adult contemporary, classical, gospel, blues, rap, reggae, jazz, instrumental, easy listening, big band, swing, Christmas, country, pop, rock and roll, and rhythm and blues.

         ACQUISITION OF MASTER RECORDINGS. In June 1996, as a result of the Company's acquisition of Maestro Holding Corporation ("Maestro"), the Company acquired certain rights associated with the exploitation of approximately 5,000 master recordings, and in November 1996, through its agreements with J. Jake, Inc., Music Marketeers, Inc., and Gulf Coast Music, Inc., the Company acquired certain rights associated with the exploitation of approximately 10,000 additional master recordings.

         The Company's current inventory of master recordings includes a broad range of musical genres including adult contemporary, classical, gospel, blues, rap, reggae, jazz, instrumental, easy listening, big band, swing, Christmas, country, pop, rock and roll, and rhythm and blues, and a partial listing of artists included in the Company's master catalogue include Louis Armstrong, Tony Bennett, George Benson, Chuck Berry, Glen Campbell, Ray Charles, Chicago, Nat King Cole, Alice Cooper, Bing Crosby, Sammy Davis, Jr., Fats Domino, Donovan, Duke Ellington, Ella Fitzgerald, Aretha Franklin, Judy Garland, Marvin Gaye, George Gershwin, Dizzy Gillespie, Bill Haley's Comets, Billie Holliday, John Lee Hooker, Lena Horne, The Ink Spots, Jackson Five, Jefferson Airplane, Al Jolson, Quincy Jones, BB King, Frankie Lane, Jerry Lee Lewis, Glenn Miller, Willie Nelson, Charlie Parker, Dolly Parton, Luciano Pavarotti, Kenny Rogers, Neil Sedaka, Pete Segar, Sisters Sledge, Steely Dan, Steppenwolf, and Ike & Tina Turner.

         PRODUCTION. The Company owns and operates a twenty-four track studio in Jackson, New Jersey and a full service forty-eight track digital studio in Chester, Pennsylvania. The Company currently has five new artists under contract as well as several established groups recently acquired with the Higher Ground Group including, GMWA Youth Mass Choir, Charles Fold, Philadelphia Mass Choir, and others. Other artists presently under contract with the Company include Nino Rossano (an Italian opera and classical singer), the Crystals, the Trammps, the Tokens, and Dakota McLeod. The continued representation of these artists and the production of their compositions are subject to popularity trends, and the continued appeal of these artists and these compositions.

         COMPOSITIONS AND ENHANCEMENTS. The Company markets either from its existing catalog of recordings or repackages compilations of previously recorded music by utilizing its library of master recordings. Through the Company's studios in New Jersey and Pennsylvania, the Company composes musical CDs containing the original and re-recorded music of various artists arranged according to musical genre, and designed to be mass marketed by the Company through its distribution channels. The Company has hired experienced engineers and owns certain multi-media equipment that permits the Company to transform and edit its previously published and unpublished master recordings from their original state to a higher quality state using certain sound purification techniques and by converting older recordings produced under the analogue format into a digital format.

         By combining these compositions with visual graphics and video clips, the Company can produce an entirely new product by re-mastering the Company's recordings in compositions expected to appeal to the public's tastes. Moreover, by combining these compositions, with outstanding visual effects, the Company has the technology to produce video enhanced Compact

Diskettes. In connection with the transformation, editing, re-composition, and republishing of the Company's master recordings, the Company produces its own art work, posters, CD inserts, informational materials and brochures. The Company's associated labels include PNEC Records, Magnum Records, Century Records, Planet Records, Black Tiger Records and Higher Ground Records.

         MANUFACTURING. The Company manufacturers "glass masters," and prototype CDs for use as samples, together with all artwork and CD inserts, but it employs and is dependent upon others to press and mass produce the Company's compact diskette recordings for resale. Currently, the Company's products are mass produced or pressed by Denon Active Media, a division of Denon Corporation, USA.

         DISTRIBUTION. At present, all of the Company's products are sold through distributors. The Company's strategy is to produce digitally enhanced and re-arranged master recordings, from its existing catalogue, and from its catalogue of new artists, and to license these products to be mass produced and marketed by others through traditional retail distribution channels, in exchange for royalties. In addition, the Company has entered into joint ventures with other record promoters, record labels, and distribution companies to sell and market the Company's products, and the Company intends to develop the distribution of its products through traditional and non-traditional distribution channels including promotional and premium licensing, specialty marketing, and through the use of the Internet.

         The Company's products are distributed through Navarre Corporation, as a result of its joint venture with Black Tiger Records, and certain of the Company's products are also distributed in the Far East through Nippon Columbia Co., Ltd. In November 1997, the Company entered into agreement with DRG Associates, Inc. ("DRG"), and with Koch International Corporation for the distribution of the Company's products. In February 1998, the Company entered into an agreement with Monaco Records, and entered in a joint venture agreement with New Millenium Communications concerning the distribution of the Company's products in Europe. (See "RECENT DEVELOPMENT OF BUSINESS").

         In September 1998, the Company executed an agreement to acquire, all of the issued and outstanding capital stock of Northeast One Stop, Inc. ("NEOS"), a record and compact diskette distributor, in exchange for $3 million, plus options to acquire 250,000 shares of the Company's common stock over a period of two years at an exercise price of the lesser of $5.25 or the closing bid price for the Company's securities on the date of closing. NEOS is principally engaged in the distribution of records and compact diskettes through "one-stops" and "rack-jobbers." "One-stops" are centralized order fulfillment centers for small to medium sized retail stores, typically record stores, that obtain a wide-variety of recorded music in a variety of formats from several independent producers at a stated price, or mark-up. "Rack-jobbers," typically purchase and distribute recorded music through racks and kiosks in retail stores, and encompass a narrower range of selection, typically from proprietary sources for a stated percentage of sales, and often with the full right of return. The Company's agreement to purchase NEOS is subject to the consent of NEOS' secured creditor. The Company is unable to make any assurances that this transaction will be consummated, will be consummated on terms favorable to the Company, or even if consummated, that the combined operations will be profitable. (See "LACK OF SUFFICIENT CAPITAL RESOURCES").

RECENT DEVELOPMENT OF BUSINESS.

         In June, 1996 the Company acquired, under the "pooling of interests method" all of the outstanding capital stock of Maestro Holding Corporation ("Maestro") in consideration for the issuance of 3,060,000 shares of the Company's Common Stock, valued at $5,850,860, the predecessor's cost. Maestro holds title to over 5,000 master recordings, publishing rights to over 300 songs, and all equipment and fixtures contained in a twenty-four track studio located in Jackson, New Jersey. Prior to this transaction, Maestro was in substantial part owned and controlled by the Company's principal stockholders, Messrs. Joseph Venneri, Wallace Giakas, and John S. Arnone. (See "RECENT SALES OF UNREGISTERED SECURITIES").

         In September 1996, the Company entered into a production and distribution agreement with Multimedia Industries Corporation ("MMIC"), under the label Century Records concerning the production and distribution of enhanced multi-media CDs, playable on computers with compact diskette drives. In accordance with the terms of the agreement, since September 1996, the Company has produced ten compilation CDs, including six visually enhanced CDs, and through Koch International Corporation, the Company has shipped approximately 35,000 units. One of the Company's executive officers and directors, Joseph Venerri, is a principal shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a director of the Company, is a shareholder of MMIC, and from June 1995 through May 1997, was an officer and director of MMIC. (See "CERTAIN RELATIONSHIPS AND RELATED PARTIES").

         On October 9, 1996, all the outstanding capital stock of the Company was acquired by Ampro International Golf Tour, Inc. ("Ampro"), a Florida corporation. In connection with this transaction, each share of Planet common stock issued and outstanding was exchanged for one share of Ampro, with Ampro as the surviving corporation which changed its name to Planet Entertainment Corporation. Prior to this transaction, Ampro effected a reverse stock split at the rate of one share for every three hundred shares previously issued and outstanding.

         In November 1996, the Company agreed to acquire all of the outstanding stock of Higher Ground Records ("HGR"), an unaffiliated Company, in consideration for 25,000 shares of Planet common stock under the "pooling of interests" method of accounting. HGR's assets principally consist of production and publishing agreements with various artists and gospel catalogs. HGR is a gospel production Company that produces new gospel artists such as GMWA Youth Mass Choir, Carlton Burgess, and Charles Ford, as well as many prominent artists in the gospel field. (See "RECENT SALES OF UNREGISTERED SECURITIES").

         In November 1996, the Company agreed to acquire certain studio assets and rights associated with 10,000 master recordings from Music Marketeers, Inc. and J. Jake, Inc. in exchange for 2,000,000 shares of Planet common stock, valued at $2,150,000, the predecessor's cost, and the assumption of three promissory notes totaling $1,250,000 payable over 5 years. (the "Promissory Note"). J.Jake, Inc. and Music Marketeers, Inc. obtained all rights, claims and interests in these master recordings purchased by the Company from PEP Music, Inc., Hallelujah Music, Inc., and UpBeat Music Inc. pursuant to a Plan of Reorganization by the United States Bankruptcy Court for the Eastern District of Louisiana.

         In November 1996, a subsequent agreement was reached between the Company and J. Jake, Inc. and Music Marketeers, Inc. to return 500,000 shares of stock and to not transfer certain studio assets. As of September 1, 1998, the Company is in compliance with all material terms of its Agreement with J. Jake, Inc. and Music Marketeers, Inc., and Gulf Coast Music L.L.C. Inc. However, as of June 1998, neither J. Jake, Inc., Music Marketeers, Inc. nor Gulf Coast Music had completed their respective obligations under the agreement and had failed to deliver proof of unencumbered title to approximately 2,000 of these master recordings. In August 1998, Gulf Coast Music, L.L.C. and Music Marketeers, Inc. granted the Company the right to reacquire 1,400,000 shares of its common stock and to cancel the outstanding principal portion of the Promissory Note together with accrued interest in exchange for approximately $175,000 in cash and short term notes for approximately $2,850,000. The Company intends to obtain the approval of the Bankruptcy Court of this agreement. (See "DISPUTED INTELLECTUAL PROPERTY RIGHTS" and "LACK OF SUFFICIENT CAPITAL RESOURCES").

         In February, 1997, the Company, through a joint venture with JAD Records and Anansi Records, obtained a 50% interest in Black Tiger Records consisting primarily of certain master recordings embodying the performances of, among others, Bob Marley and the Wailers (the "Marley Masters"), Gene Chandler ("Tell It Like It Is"), Jocelyn Brown ("Diva"), and Johnny Nash ("The Very Best Of"). Under the terms of the Joint Venture Agreement assigned to the Company by Joseph Venerri, one of its principal shareholders, Black Tiger Records contracted  with  Navarre  Corporation  for the sale and  distribution  of these recordings to retail outlets, one stops, racks, wholesale clubs, and sub-distributors (the "first agreement"). On April 23, 1998, the Company entered into an additional agreement with JAD Records and Anansi Records regarding the production of eight music recordings of Bob Marley and the Wailers (the "second agreement"). In fiscal 1996, the Company recognized revenue of approximately $105,000 as a result of the first agreement with JAD Records. In fiscal 1997, these amounts were reserved by the Company as uncollectible. As of June 1998, JAD Records and Anansi Records, Inc. have failed to provide the Company or Black Tiger Records with an accounting of such sales in accordance with the terms of the second agreement, and the Company has not recognized revenue or other income in connection with the second agreement. In June 1998, the Company assigned the collection of all producer and publisher royalties to an unaffiliated party but has no assurance that it will be able to collect any revenues in the future.

         In March, 1997, the Company acquired all the issued and outstanding capital stock of Al Alberts On Stage, Ltd. in exchange for 100,000 shares of the Company's common stock valued at $214,000, under the "purchase" method of accounting. The assets of Al Alberts On Stage, Ltd. consisted primarily of furniture, fixtures and equipment contained in a forty-eight track studio located in Chester, Pennsylvania. The Company also entered into a lease with the former shareholders of Al

Alberts On Stage, Ltd. to lease a 13,400 square foot building together with improvements in Chester, Pennsylvania where the Company's studio is located. (See "RECENT SALES OF UNREGISTERED SECURITIES").

         On April 22, 1997, the Company entered into a licensing agreement with Sun Entertainment Corporation of Nashville, Tennessee pursuant to which the Company obtained non-exclusive rights to all master recordings, including "Whole Lotta Shakin Going On," by Jerry Lee Lewis, "I Walk The Line," by Johnny Cash, "Blue Suede Shoes," by Carl Perkins, "Chapel of Love," by the Dixie Cups, "The Boy From New York City," by the Ad Libs, and "Harper Valley PTA," by Jeannie C. Riley, in consideration for advance payments against future royalties that will accrue on all tapes and CDs that are sold by the Company. To date the Company has not attempted to exploit these master recordings, has not received any royalties, and has not recognized any revenue or income as a result of this agreement.

         In July 1997, the Company entered into a joint venture agreement with Multimedia Industries Corporation ("MMIC") regarding the production of 20 compilation CDs per year by the Company. According to the terms of the agreement, all net income from the production, development and distribution of the releases are to be divided equally on a 50%-50% basis between the Company and MMIC. No revenues have been earned under this agreement. One of the Company's executive officers and directors, Joseph Venerri, is a principal shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a director of the Company, is a shareholder of MMIC, and from June 1995 through May 1997, was an officer and director of MMIC. (See "CERTAIN RELATIONSHIPS AND RELATED PARTIES").

         In July 1997, the Company entered into an agreement with Nippon Columbia Co. Ltd. ("NCC"). Pursuant to the terms of this agreement, the Company granted the exclusive rights to NCC and its wholly owned subsidiary, Denon Corporation, USA, to press, duplicate, distribute, sell and market music CDs and video tapes in Japan, Hong Kong, Taiwan, Korea and Singapore. According to the terms of the agreement, an advance payment was made to the Company of $150,000 and allocated towards the purchase price of finished products and the payment of future license royalties due to the Company. The agreement is for a term of 16 months, and may be renewed by NCC provided NCC makes certain minimum payments and purchases during the term of the agreement. In July, 1998, the Company shipped 50 of the 100 compilation CDs to NCC for distribution into the above markets pursuant to the agreement.

         In February, 1998, the Company entered into an agreement with Monaco Records of Monaco to form a joint venture to distribute the Company's products throughout Europe on a non-exclusive basis under the label Monaco/PNEC, and the Company has the exclusive rights to market and distribute the recordings of any new artists produced by the joint venture on an exclusive basis in North America. According to the agreement, all catalogue sales, after costs, will be divided on a fifty-fifty percent basis. To date the Company has received no royalties, and has recognized no revenue or income as a result of this joint venture.

         On April 30, 1998, the Company entered into a multi-phase agreement to expand and enhance the Company's website (www.planetentertainment.com) with Atlantic Coast Digital Concepts, Inc. ("ACDC"). ACDC specializes in new media technologies including content and process management, user interface design and development, hosting, and VRML site configuration, for a large variety of Internet applications. It is expected that this project will be substantially completed by the second quarter of 1999.

         On May 18, 1998, the Company entered into an agreement with New Millennium Communications, Ltd. to form a joint venture operating under the name Planet Entertainment Europe, Ltd. concerning the licensing and distribution of master recordings owned by the Company. According to the terms of the agreement, Planet Entertainment Europe, Ltd. has the non-exclusive right to market, reproduce and distribute all subject master recordings for a term of 99 years, with each party to the joint venture to recover their respective costs and to divide any resultant profits on a 50%-50%, equal basis. As of June 1998, the Company has contributed 15 compilations of its master recordings to the joint venture, and distribution is expected to begin in the Winter of 1998-99. To date, however, the Company has received no royalties, and has recognized no revenue or income as a result of this agreement.

         In June 1998, the Company authorized and issued 500 shares of 7% Series A Convertible Preferred Stock to JNC Opportunity Fund Ltd. at a stated value of $10,000 per share for a total of $5 million. Each share of the Preferred Stock over a period of two years is convertible into the Company's common stock at the lesser of (a) $8.885 per share, (b) or 78% multiplied by the average of the five lowest per share market price of the Company's common stock during ten trading days immediately preceding notice of conversion. In connection with this transaction, the Company issued warrants to purchase 75,000 shares of the Company's common stock to JNC Opportunity Fund Ltd. at a price of $9.625 per share exercisable over a term of five years, and the Company also issued warrants to purchase 150,000 shares of the Company's common stock to CDC Consulting, Inc. at a price of $9.625 per share over a term of five years from June 1998. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. Under the terms of the Preferred Stock Agreements the Company was required to file a registration statement for 200% of the common stock underlying the Preferred Shares, including payment of dividends thereon in the form of Common Stock, at the conversion price of $8.885 per share, or 78% multiplied by the average of the five lowest per share market values of the Company's common stock during ten trading days immediately preceding notice of conversion, along with an additional 225,000 shares of common stock underlying the warrants within 30 days of the Closing Date, and if such registration statement was not declared effective within 95 days from the Closing Date or by September 4, 1998, according to the Preferred Stock Agreements, the conversion price will decrease by 2.5%. Each month thereafter the conversion price shall decrease by 2.5%, and after the second month, the Preferred shareholder may demand additional 2.5% cumulative discounts or the payment of 2.5% of the stated value of the preferred shares each month until such registration statement becomes effective. On September 23, 1998, the Company filed a registration statement on SEC Form 10-SB.

         In September, 1998, the Company executed an agreement to purchase all of the issued and outstanding capital stock of NEOS in consideration for $2.25 million in cash, and a non-interest bearing Promissory Note in the amount of $750,000, of which $375,0000 is payable on or about March 1999 and the remaining $375,000 is payable on or about September 1999, and options to purchase 250,000 shares of the Company's common stock. If this transaction is consummated it will be effective as of September 1, 1998. The Company's agreement to purchase NEOS is subject to the consent of NEOS' secured creditor, and the Company is unable to give any assurances that it will be able to secure the consent of NEOS' secured creditor, or that the acquisition of NEOS will not consume a substantial amount of the Company's cash and working capital. The Company anticipates closing the transaction during September 1998. (See "DISTRIBUTION", "PENDING ACQUISITION" and "LACK OF SUFFICIENT CAPITAL RESOURCES").

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS

                      SELECTED FINANCIAL AND OPERATING DATA

         The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto appearing elsewhere herein. The selected statement of operations data for the periods ended December 31, 1996 and 1997 and the selected balance sheet data as of December 31, 1996 and 1997 have been derived from the Financial Statements, which have been audited by the Company's independent public accountants, and are included elsewhere in this Registration Statement. The selected statement of operations data for the six months ended June 30, 1997 and 1998, and the selected balance sheet data as of June 30, 1997 and 1998 have been derived from the unaudited financial statements of the Company which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operation for these interim periods.

         The results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for any other interim period or for the entire year. The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns affecting sales of recorded music. Sales in the traditional retail music industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters.

SELECTED FINANCIAL AND OPERATING DATA

                                                                                Six Months Ended
                                       (Inception)                                  June 30,
                                  May 17, 1996 through      Year Ended     ----------------------------
                                    December 31, 1996    December 31, 1997    1997              1998
                                     ------------          ------------    ------------    ------------
Statement of Operations Data:                                              (unaudited)      (unaudited)
Revenue                              $    105,000          $    293,428    $     23,326    $     63,464
Costs & Expenses
     Cost of Sales                             --          $     19,052              --    $     11,413
     Selling, General and
     Administrative Expenses         $    104,342          $    794,314    $    375,617    $    378,848
     Depreciation and Amortization   $     10,005          $     40,592    $     17,833    $     22,002
     Interest Expense                $     43,100          $    144,382    $     71,777    $     77,991
     Bad Debt Expense                          --          $    105,000    $    105,000              --
     Other Income                              --                    --              --    $     11,792
Net (loss)                           $    (52,447)         $   (809,912)   $   (546,901)   $   (414,998)
Net (loss) per share                 $       (.02)         $       (.08)   $       (.05)   $       (.04)

Weighted Average Number of
Common Shares Outstanding               3,377,255            10,211,250      10,035,917      11,776,635

Balance Sheet Data:

Total Assets                         $ 14,057,688          $ 14,447,835    $ 14,170,991    $ 18,856,393
Total Liabilities                    $  6,104,110          $  6,656,202    $  6,431,315    $  6,756,411
Current Assets                       $    141,808          $    327,453    $     37,941    $  4,758,013
Current liabilities                  $    504,110          $  1,306,202    $    831,315    $  1,406,411
Working capital (deficiency)         $   (362,302)         $   (978,749)   $   (793,374)   $  3,351,602

Stockholders' equity                 $  7,953,578          $  7,791,633    $  7,739,676    $ 12,099,982

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Company's strategy is to acquire new music catalogues of master recordings, to record new artists, and to enhance digitally its existing music catalogues of master recordings, and to package and compile these recordings on to a CD format for licensing and sale through distributors and others, through traditional and non-traditional distribution channels, including the Internet. Since its inception, the Company has incurred significant net losses and, as of June 30, 1998, had accumulated losses of $1,277,357. For the year ended December 31, 1997 and the six months ended June 30, 1998, 82% and 46% of the Company's revenue was from studio rental sales, and 17% and 52% of the Company's revenue was derived from the sale and licensing of the Company's products for these same periods, respectively. In July 1998, the Company released 50 compilation CDs in the Far East, pursuant to the terms of its agreement with Nippon Columbia Co., Ltd., and the Company expects to release an additional 50 compilation CDs in the Fall of 1998 to this market. Also the Company plans to commence the distribution of its products in Europe in the last quarter of 1998 pursuant to the terms of its Planet Entertainment Europe joint venture with New Millenium Communications, Ltd. and its joint venture with Monaco Records.

         In accordance with industry practice, the Company records revenue from the sale of CDs when such products are shipped to its customers. Studio rental revenue is recognized when the services are performed, and royalty revenue is recognized upon notification of retail sales by the Company's distributors. Advances to the Company are recorded as deferred revenue, and are recognized when earned by the Company pursuant to the terms of any agreement.

         The Company's results of operation are subject to seasonal variations. The industry has historically experienced a decline in revenues and net income during December, January and February. This decline is primarily due to the fact that retailers purchase products from the Company prior to November 30 in anticipation of holiday sales followed by heavier than normal returns after the holidays.

RESULTS OF OPERATION

         The following table sets forth, for the period indicated, certain items derived from the Company's statements of operations as a percentage of gross revenues.

                                                                                                   Six Months ended
                                                                                                        June 30
                                        May 17, 1998 (Inception)          Year End             --------------------------
                                        Through December 31, 1996     December 31, 1997          1997           1998
                                        -------------------------     -----------------          ----           ----
                                                                                               (Unaudited)    (Unaudited)
Revenue                                              100%                       100%                100%          100%
                                                  ------                     ------              ------         ------
Total net revenues                                   100%                       100%                100%          100%
Cost of Sales                                         --                          6%                 --            18%
                                                  ------                     ------              ------        ------


Gross Profit                                        100%                         94%                100%           82%
                                                 ------                      ------              ------         ------
Expenses:
    Depreciation and amortization                    10%                         14%                 76%           35%
    Selling general and
    administrative expenses                         100%                        271%              1,610%          597%
    Bad Debt Expense                                 --                          36%                450%           --
                                                 ------                      ------              ------         ------
                                                    110%                        321%              2,136%          632%
                                                 ------                      ------              ------         ------
Operation Income(loss)                              (10)%                      (227)%            (2,036)%        (550)%
Interest Expense                                     41%                         49%                301%          123%
Other Income                                         --                          --                  --            19%
                                                 ------                      ------              ------         ------
Pre-tax Income(loss)                                (51)%                      (276)%            (2,345)%        (654)%
Income Tax Expense                                   --                          --                  --            --
                                                 ------                      ------              ------         ------
Net Income(loss)                                    (51)%                      (276)%            (2,345)%        (654)%
                                                 ------                       ------             ------         ------

                         SIX MONTHS ENDED JUNE 30, 1998
                 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997.

         NET REVENUE. Net revenue primarily reflects the sales of CDs and related merchandise, net of estimated returns, and studio rental revenue. Net sales increased by $40,138 or 172%, to $63,464 for the six months ended June 30, 1998 compared to $23,326 for the six months ended June 30, 1997. This increase is primarily attributable to an increase in studio rental revenues and an increase in sales of compact disks through the Company's Higher Ground Records subsidiary.

         For the six months ended June 30, 1998, the Company did not record any material revenue from international sales. In July 1998, the Company shipped 50 of the 100 compilation CDs to Nippon Columbia, Ltd. for distribution in the Far East, and the Company expects that net sales from international markets will start to grow in the future and could or will become significant in the future.

         COST OF SALES. Cost of sales consists primarily of the cost of merchandise sold to customers, including product fulfillment and outbound shipping and handling, and studio production costs. Cost of sales also includes royalties paid by the Company on CD sales. For the six months ended June 30, 1997, the Company's revenues were almost exclusively derived from studio rental sales, and the Company did not incur any significant additional cost of sales. Cost of sales for the six months ended June 30, 1998 was $11,413, and the Company's gross profit margin on these sales was 82% for this period.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense consists of payroll, consulting fees, legal and accounting fees, costs of marketing, travel expenses and other general corporate expenses. Selling, general and administrative expense increased by $3,231 to $378,848 for the six months ended June 30, 1998 compared to $375,617 for the six months ended June 30, 1997. This increase was primarily due to the recruitment and hiring of additional personnel and increases in professional fees and travel expenses. As a percentage of net sales, these expenses decreased by 597% for the six months ended June 30, 1998 compared to 1610% for the six months ended June 30, 1997.

         NET LOSS. The Company incurred a net loss of $414,998 for the six months ended June 30, 1998 compared to a net loss of $546,901 for the six months ended June 30, 1997.

         YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD MAY 17, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996

         NET REVENUE. Net revenue primarily reflects the sales of CDs and related merchandise, net of estimated returns and studio rental revenues. Net revenues increased by $188,428 or 179%, to $293,428 for the year ended December 31, 1997 compared to $105,000 for the period May 17, 1996 (inception) through December 31, 1996. In fiscal 1996, revenue consisted of producer's and publisher's royalties with respect to the Bob Marley Album, "Soul Almighty." In fiscal 1997, that amount was reserved in its entirety. (See "RECENT BUSINESS DEVELOPMENTS"). This increase is primarily attributable to studio fees associated with the Century Records releases and the rental of studio time and services. At December 31, 1997, one customer accounted for more than 10% of the Company's sales, and should the Company lose this customer or fail to attract new customers, its business and operating results may be materially and adversely affected.

         COST OF SALES. Cost of sales consists primarily of the cost of merchandise sold to customers, including product fulfillment and outbound shipping and handling. Cost of sales also includes royalties paid by the Company on CD sales in return for licensing of ratings, reviews and other information, as well as production costs. There were no costs of sales for the period May 17, 1996 (inception) through December 31, 1996. Cost of sales for the year ended December 31, 1997 was $19,052, consisting primarily of studio production costs. The Company's gross profit margin was 94% for the year ended December 31, 1997.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense which consists primarily of payroll, consulting fees, legal and accounting fees, sales, marketing, professional fees, travel and other corporate expenses, increased by $689,972 to $794,314 for the year ended December 31, 1997 compared to $104,342 for the period May 17, 1996 (inception) through December 31, 1996. As a percentage of net sales, these expenses were 271% for the year ended December 31, 1997 and 100% for the period May 17, 1996 (inception) through December 31, 1996. This increase was due to increased costs related to corporate expansion.

         INTEREST EXPENSE. Interest expense consists primarily of accruals on related party debt. Interest expense increased by $101,282 to $144,382 for the year ended December 31, 1997 compared to $43,100 for the period May 17, 1996 (inception) through December 31, 1996. As a percentage of net sales, these expenses increased to 49% for the year ended December 31, 1997 from 41% for the period May 17, 1996 through December 31, 1996. This increase was due primarily to increased debt incurred in 1996 and interest accrued thereon in 1997.

         NET LOSS. The Company incurred a net loss of $809,912 for the year ended December 31, 1997 compared to a net loss of $52,447 for the period May 17, 1996 through December 31, 1996. This increase was primarily due to an increase in administrative expenses.

         LIQUIDITY AND CAPITAL RESOURCES

         Since inception, the Company has financed its operations primarily through advances and loans from its principal shareholders, as well as through the private sales of capital stock totaling approximately $5,547,773, which included approximately $4.475 million raised in June of 1998.

         Net cash used in operating activities totaled $295,791 for the year ended December 31, 1997 compared to net cash used in operating activities of $63,245 for the period May 17, 1996 through December 31, 1996. Net cash used in operating activities for the year ended December 31, 1997 was attributable to a net loss of $809,912 and increases in accounts receivable of $204,710 and prepaid expenses of $89,264, partially offset by increases of $131,926 in accounts payable and accrued expenses, $144,384 in accrued interest on related party debt, $146,226 in deferred revenues, and $40,592 in depreciation and amortization.

         Net cash used in operating activities was $118,519 for the six months ended June 30, 1998 compared to net cash used by operating activities of $209,084 for the six months ended June 30, 1997. For the six months ended June 30, 1998, net cash used in operating activities was attributable to a $414,998 net loss, $248,347 from the issuance of common stock for services, and a $146,655 increase in prepaid expenses, partially offset by a $98,171 increase in accounts payable and accrued expenses, a $77,991 increase in accrued interest, and $23,002 in depreciation and amortization.

         Net cash used in investing activities totaled $10,094 for the year ended December 31, 1997 for the purchase of equipment. No cash was used for investing activities for the period May 17, 1996 (inception) through December 31, 1996.

         Net cash from financing activities totaled $302,557 for the year ended December 31, 1997 compared to $70,243 for the period May 17, 1996 through December 31, 1996. The increase was principally attributable to $118,557 in proceeds from advances from stockholders and proceeds from the issuance of notes payable, and $84,000 from the issuance of common stock.

         Cash flows from financing activities was $4,399,973 for the six months ended June 30, 1998 compared to $209,414 provided by financing activities for the six months ended June 30, 1997. This increase was primarily the result of $4.475 million in net proceeds received from the private placement of shares of 7% Series A convertible Preferred Stock, net of issuance costs of approximately $525,000 and the proceeds from issuance of notes of $150,000. The Company also repaid $250,000 in obligations to related parties.

         As of June  30,  1998,  the  Company  had  $4,285,124  of cash and cash equivalents.  As of that  date,  the  Company's  principal  current  commitments consisted of obligations to J. Jake, Inc. and Music Marketeers, Inc. in the amount of $1,000,000 of which $250,000 is currently due and remains unpaid. As of June 1998, neither J. Jake, Inc., Music Marketeers, Inc. nor Gulf Coast Music L.L.C. had completed their respective obligations to deliver unencumbered title to 10,000 master recordings under the agreement. As of September 1, 1998, the Company has made all principal payments due under the Promissory Note, and has released a certain portion of these funds into an escrow account pending the final resolution of this matter. In August 1998, Gulf Coast Music, Inc. and Music Marketeers, Inc. granted the Company the right to reacquire 1,400,000 shares of its Common Stock and the outstanding portion of the $1,250,000 Promissory Note in exchange for approximately $3.025 million in cash and short term notes, and the Company intends to obtain the approval of the Bankruptcy Court of this agreement.

         Accounts receivable as of June 30, 1998 totaled $207,161, net of reserves of $105,000. These amounts are due from two customers, and are an average of 180 days old. Of this amount, $184,684 is owed by MMIC, a related party, whose principal shareholder, Joseph Venerri, is also the former President, a principal shareholder, and a director of the Company, and whose former officer, and current stockholder, Richard Bluestine, is also officer and director of the Company. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). These reserves may be insufficient to cover actual losses, and the inability to collect any of these amounts may adversely affect the Company's results of operations.

         There can be no assurance that the Company will be able to obtain additional capital on favorable terms, if at all, if needed. Any additional equity financing will be dilutive to the Company's shareholders, and if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters which could restrict its operations or finances. If the Company is unable to obtain additional financing as needed and on favorable terms, the Company may be required to reduce the scope of its operations or slow its anticipated expansion, which could have a material adverse effect on the financial results of the Company.

         At June 30, 1998, the Company had a net operating loss ("NOL") carryforward of approximately $915,000, which will begin to expire in 2012. The utilization of the NOL carryforward may be limited as there is no assurance as to future taxable income.

         In 1997 and during the first half of 1998, the Company generated $5,155,240 from investing and borrowing activities. During 1996 and 1997, the Company borrowed $100,000 and $166,234, respectively in the form of a series of Promissory Notes, payable upon demand and bearing an interest rate of 9% from Walextin, Inc. ("Walextin"), a corporation owned and controlled by two principal shareholders and directors of the Company, Messrs. Arnone and Giakas. In addition, in May, 1997, the Company issued 28,000 shares of common stock to two individuals residing in the Municipality of Monaco in consideration for $84,000. In January 1997, the Company borrowed $100,000 from Briollette Investments, Ltd. in the form of a 10% Promissory Note due, together with interest, in January 1998. In December, 1997, the Company renegotiated the note whereby Briollette Investments, Ltd. canceled the note due January 1998 in exchange for 1,100,000 shares of the Company's common stock, and in January 1998, lent the Company an additional $150,000 in exchange for a 10% promissory note due January 1999. In January 1998, the Company borrowed an additional $16,150 from Walextin, and another Company controlled by Messrs. Arnone and Giakas on demand and paying 9% interest per annum. (See "Certain Relationships and Related Transactions").

         Between December 1997 and April 1998, the Company, through its Board of Directors, authorized the issuance of approximately 1,843,000 shares of Common Stock in a private offering to related and unrelated parties for the purposes of performing on certain contractual obligations and compromising or paying in full certain accounts payable and trade liabilities totaling approximately $501,314, a portion of which was attributable to expenses incurred by the Company in 1997, and the six months ended June 30, 1998. To the extent that the Company has issued Common Stock in performance on certain contracts to be performed after 1997, the Company has recorded these amounts as pre-paid expenses over the term of any such contract or agreement relating to the provision of services to the Company.

         In June 1998, the Company authorized and issued of 500 shares of 7% Series A Convertible Preferred Stock to JNC Opportunity Fund Ltd. at a stated value of $10,000 per share for a total of $5 million. Each share of the Preferred Stock for a period of two years is convertible into the Company's Common Stock at the lesser of (a) $8.885 per share, or (b) 78% multiplied by the average of the five lowest per share market values of the Company's Common Stock during ten trading days immediately preceding notice of conversion unless adjusted as per the terms of the Preferred Stock. In connection with this transaction, the Company issued warrants to purchase 75,000 shares of the Company's Common Stock to JNC Opportunity Fund Ltd. at a price of $9.625 per share exercisable for a term of five years, and the Company also issued warrants to purchase 150,000 shares of the Company's Common Stock to CDC Consulting, Inc. at a price of $9.625 per share over a term of five years from June 1998. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. Under the terms of the Preferred Stock Agreements, the Company is required to file a registration statement for 200% of the Common Stock underlying the Preferred Shares (including payments of dividends thereon in the form of Common Stock) at the conversion price of the lesser of $8.885 per share, or 78% multiplied by the average of the five lowest per share market price of the Company's Common Stock during ten trading days immediately preceding notice of conversion, along with an additional 225,000 shares of Common Stock underlying the warrants, within 30 days of the Closing Date, and if such registration statement was not declared effective within 95 days from the Closing Date or by September 4, 1998.
According to the Preferred Stock Agreements, if the applicable dates are not complied with, the conversion price shall decrease by 2.5%, and after the second month, the Preferred shareholder may demand additional 2.5% cumulative discounts or the payment of 2.5% of the stated value of the preferred shares each month until such registration statement becomes effective. The Company did not comply with certain required dates.

         The Company is highly dependent upon its ability to borrow money or sell its capital stock until such time as other sources of capital are obtained or cash flow from operations is adequate to fund the Company's continuing operations and service existing debt. (See "LACK OF SUFFICIENT CAPITAL RESOURCES").

ITEM 18. DESCRIPTION OF PROPERTY

         The  Company's  principal  office,  located  at  222  Route  35  South,
Middletown, New Jersey 07748, is leased from the brother-in-law of Wallace Giakas, an officer, director, and one of the Company's principal shareholders in consideration for the sum of $1,000 per month for a term of three years. The Company also rents a 1,500 square foot facility in Jackson, New Jersey, for the sum of one dollar per month for a term of five years from Joseph Venerri, an officer, director, and principal shareholder of the Company, where the Company operates a full service, 24-track recording studio. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). No assurances can be made that these shareholders or their relatives may not in the future demand increased rent from the Company in consideration for the use of these properties, or that the Company will not relocate its operations at substantial cost to the Company, if necessary, which may adversely affect the Company's financial condition and results of operations.

         Currently, the Company is also party to a five year lease agreement relating to approximately a 13,400 sq. ft. facility located on 15 East 8th Street, Chester, Pennsylvania from Albert N. Albertini, Albert V. Albertini, Christopher M. Albertini, and Al Alberts On Stage, Ltd. These premises are leased for a term of five years from March 1, 1997 through February 28, 2002, and which may be renewed at the election of the Company for an additional five years. Rent during the initial term is equal to debt service on the mortgage and the real estate taxes imposed on the premises of approximately $24,000 per year. At the end of the first term, the Company has the option to acquire the premises for $10, with the assumption of certain liabilities principally consisting of an outstanding mortgage in the approximate amount of $226,500. These studios are utilized by the

Company to produce enhanced musical compositions and new master recordings to be distributed by the Company and others.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         Since June 1996, the Company has obtained the use of certain office and production space located in Jackson, New Jersey from Joseph Venerri, one of its directors and principal shareholders for a term of five years for the sum of one dollar per month. In addition, the Company has entered into a lease agreement with the brother-in-law of Wallace Giakas, one of the Company's principal shareholders and directors, for the rent of office space in Middletown, New Jersey for rent in the amount of $1,000 per month for a term of three years.

         Since the Company's inception, the Company has been highly dependent on loans from its principal shareholders, Messrs. Arnone and Giakas, and from others. As of December 31, 1997, there was approximately $266,234 due and owing Arnone and Giakas. During 1996 and 1997, the Company borrowed $100,000 and $166,234, respectively, in the form of a series of Promissory Notes, payable upon demand and bearing an interest rate of 9% from Walextin, Inc. ("Walextin"), a corporation owned and controlled by Messrs. Arnone and Giakas. In January 1998, the Company borrowed an additional $16,150 from Walextin, and another Company also owned and controlled by two of its principal shareholders, Messrs. Arnone and Giakas, payable on demand bearing interest at 9% per annum.

         In September 1996, the Company entered into a production and distribution agreement with Multi-Media Industries Corporation ("MMIC"), to distribute the recordings and compilations under the label Century Records, and pursuant to which the Company was to receive compensation in the form of 10% of the cash receipts, net of returns, of the production and distribution of ten compact diskettes, including six enhanced multi-media compact diskettes. Pursuant to the terms of the agreement, MMIC was required to pay directly or reimburse the Company for all production costs. For the six month period ended June 30, 1998, the Company recorded income of approximately $3,775 under this agreement. One of the Company's Vice Presidents, directors and principal shareholders, Joseph Venerri, is also a principal shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a director of the Company, is also a shareholder of MMIC, and from June 1995 through May 1997, was an officer and director of MMIC.

         In 1997, the Company entered into a joint venture agreement with MMIC. The agreement provides for the production of a minimum of 20 new releases per year, contingent upon attaining a specified level of funding. All net revenue from the production, development and distribution of releases under the agreement will be split 50% to the Company and 50% to MMIC. Under the agreement, the Company is entitled to a distribution royalty for foreign and domestic distribution of the produced compact disks. No revenues have been earned under this agreement, and in 1998, the Company expects that revenues pursuant to this agreement will not exceed 3% of the Company's total revenues.

         There are no other material agreements and/or arrangements between the Company, its officers, directors or shareholders, and the Company believes that the terms of its agreements with related parties are no less favorable to the Company than those that would be available from unrelated third parties.

ITEM 20. MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         The Company's common stock is currently traded on the National Association of Securities Dealers, Inc. Automated Quotation System's Bulletin Board (OTC:BB), and only a limited public trading market exists for the Company's outstanding stock. There can be no assurance that an active public market will develop for this outstanding Common Stock. Further, no assurance can be given that, in the event that such a public market does develop, the price will be equal to or higher than the price established by the Company upon the issuance of such equity. Prices for the Company's securities are as follows:

                                    High             Low               Close
                                    ----             ---               -----
1996
December 31, 1996                   $ 3.75           $ 1.00            $ 3.75

1997
March 31, 1997                      $10.00           $ 3.625           $ 8.875
June 30, 1997                       $ 8.875          $ 7.625           $ 7.875
September 30, 1997                  $ 8.00           $ 3.50            $ 4.750
December 31, 1997                   $ 6.00           $ 2.75            $ 2.875

1998
March 31, 1998                      $ 4.87           $ 1.87            $ 3.000
June 30, 1998                       $11.43           $ 2.75            $ 6.000

----------
Source: National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), OTC Bulletin Board.

         DIVIDEND POLICY. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, operating results, capital requirements, applicable contractual restrictions and such other factors as the Board of Directors deems relevant.

         VOLATILITY AND LIMITED MARKET. The market price of the Company's Common Stock has in the past been highly volatile and is expected to continue to be subject to significant price and volume fluctuations in the future based on a number of factors, including market uncertainty about the Company's financial condition or business prospects; shortfalls in the revenues or results of operations expected by securities analysts; announcements of new products by the Company or its competitors; quarterly fluctuations in the Company's financial results or in the results of other entertainment companies, including those of direct competitors of the Company; changes in analysts' estimates of the Company's financial performance, the financial performance of competitors, or the financial performance of entertainment companies in general; the introduction of new products or product enhancements by the Company or its competitors; general conditions in the industry; changes in prices for the Company's products or competitors' products; changes in revenue growth rates for the Company, and its competitors in general; changes in the mix of revenues attributable to domestic and international sales; and seasonal trends in purchases and other general economic conditions.

         In addition, the stock market may from time to time experience extreme price and volume fluctuations, which particularly affect the market for the securities of many entertainment companies and which have often been unrelated to the operating performance of the specific companies. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future. To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock. The Company presently intends to retain all profits for its business for operations and it does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

ITEM 21. EXECUTIVE COMPENSATION.

         The following table sets forth the cash and accrued compensation, and warrants issued by the Company to each executive officer of the Company for the year ended December 31, 1997. No compensation was accrued during the period May 17, 1996 (inception) through December 31, 1996 or the six months ended June 30, 1998, nor has any compensation been paid to any officer or director of the Company with the exception of Joseph Venerri. In 1997, Mr. Venneri received cash compensation of approximately $36,200.

                                                                               Other        Long Term       Total
Name Of Individual         Principal Position          Year      Salary     Compensation  Compensation  Compensation
------------------         ------------------          ----      ------     ------------  ------------  ------------

John S. Arnone             President, Chief Executive  1996        - 0 -       - 0 -         - 0 -         - 0 -
                           Officer, Director           1997     $ 31,250    $3,359,493       - 0 -      $3,390,743
                                                       1998     $125,000    $  573,875 (1)   - 0 -      $  698,875


Wallace M. Giakas          Chairman of the Board,      1996        - 0 -       - 0 -          - 0 -        - 0 -
                           Secretary                   1997     $ 31,250    $3,359,493        - 0 -     $3,390,743
                                                       1998     $125,000    $  573,875 (1)    - 0 -     $  698,875

Joseph Venneri             Executive Vice President    1996       - 0 -        - 0 -          - 0 -        - 0 -
                           Director                    1997     $ 36,200    $3,359,493        - 0 -     $3,395,693
                                                       1998     $125,000       - 0 -          - 0 -     $  125,000

Richard Bluestine          Executive Vice-             1996      - 0 -         - 0 -          - 0 -        - 0 -
                           President, Finance          1997     $ 18,750    $  537,519        - 0 -     $  556,269
                           Director, Chairman of       1998      - 0 -         - 0 -          - 0 -        - 0 -
                           Audit Committee


                                                                               Other        Long Term       Total
Name Of Individual         Principal Position          Year      Salary     Compensation  Compensation  Compensation
------------------         ------------------          ----      ------     ------------  ------------  ------------

Louis J. DelSignore       *Vice President,             1998     $145,000       - 0 -   (3)    - 0 -     $  145,000
                           Director

Ron Nicks                 *Vice President,             1998     $125,000       - 0-    (4)    - 0 -     $  125,000
                           Director

-------------
* These persons will not be officers until the acquisition by the Company of Northeast One Stop, Inc. is fully consummated and therefore their positions and these terms are subject to change.

(1) Includes options to purchase 125,000 shares of the Company's common stock exercisable at $5.25 per share over a period of five years granted to Messrs. Arnone and Giakas as compensation in connection with the acquisition of Northeast One Stop, Inc. At the time these options were granted, the price of the Company's stock was $5.25 per share.

(2) The Company has not entered into an executive compensation agreement with Mr. Bluestine as of September 15, 1998. In the event that the Company does not offer or is unable to secure an executive compensation agreement with Mr. Bluestine, the Company intends on hiring a new chief financial officer.

(3) Does not include options to purchase 250,000 shares of the Company's common stock exercisable at the lesser of $5.25 per share or the closing bid price for the Company's securities at the time of Closing over a period of two years as granted to Mr. Del Signore in connection with the acquisition of Northeast One Stop, Inc. At the time these options were granted, the price of the Company's stock was $5.25 per share. (See "PENDING ACQUISITION").

(4) Does not include options to purchase 150,000 shares of the Company's Common Stock exercisable at $5.25 per share over a period of three years from September 17, 1998 granted to Mr. Nicks, 75,000 of which vested upon execution of his executive compensation agreement with the Company on September 17, 1998, with the remaining options to vest over the term of the agreement. At the time these options were granted, the price of the Company's stock was $5.25 per share.

EMPLOYMENT AGREEMENTS

         As of even date, with the exception of Joseph Venneri, none of the officers and directors have received any cash compensation from the Company. As set forth above, the amounts due to officers and directors have been accrued and expensed for the year ended December 31, 1997.

         On January 29, 1997, the Board of Directors approved the employment agreements, effective January 1, 1997, for Wallace Giakas, Joseph Venneri, John Arnone and Richard Bluestine for the amounts indicated. However, on March 24, 1998, the individual officers and directors of the Company, agreed to waive, except with respect to the accrued amounts shown above, all other amounts due or owing pursuant to these employment agreements effective March 31, 1998. The Board did however retain certain incentive based compensation for the Board of Directors of the Company in the form of warrants which are convertible into 10 shares of Company's common stock at the price of $2.00 over a term of ten years.

         On August 14, 1998 the Company entered into an employment agreement with Mr. Giakas. This agreement is for the term of ten years, and provides for compensation in the amount $125,000 to Mr. Giakas together with annual incentive based bonuses in the form of 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP"), and the greater of 2% of the value of any acquisition made by the Company, as computed by the purchase price plus the value of any additional consideration paid by the Company in connection with any such acquisition, or 2% of the revenue reported by any such acquisition in the preceding fiscal year by the acquiree. In the case that any portion of such consideration shall consist of publicly held securities, the market price of these securities shall be used to determine value, and the value related to any option, warrant or right to purchase these securities shall be determined by the Black-Scholes Model. In addition, Mr. Giakas is entitled to 2.5% of any capital raised for the Company. At the option of Mr. Giakas, any compensation due under this provision may be converted into the Company's common stock at a conversion price equal to the average closing bid price for the Company's securities 30 days prior to any such acquisition or capital funding. In connection with the acquisition of Northeast One Stop, Inc., Mr. Giakas has waived all incentive based compensation due under the terms of his agreement and to accept options to acquire 125,000 shares of the Company's common stock at a price of $5.25 exercisable over a period of five years from the date of Closing. This agreement also provides that in the event of a change control, Mr. Giakas may resign and all amounts due and owing for the term of his agreement shall become due and payable.

         On August 14, 1998 the Company entered into an employment agreement with Mr. Arnone. This agreement is for the term of ten years, and provides for compensation in the amount $125,000 to Mr. Arnone together with annual incentive based bonuses in the form of 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP"), and the greater of 2% of the value of any acquisition made by the Company, as computed by the purchase price plus the value of any additional consideration paid by the Company in connection with any such acquisition, or 2% of the revenue reported by any such acquisition in the preceding fiscal year by the acquiree. In the case that any portion of such consideration shall consist of publicly held securities, the market price of these securities shall be used to determine value, and the value related to any option, warrant or right to purchase these securities shall be determined by Black-Scholes. In addition, Mr. Arnone is entitled to 2.5% of any capital raised for the Company. At the option of Mr. Arnone, any compensation due under this provision may be converted into the Company's common stock at a conversion price equal to the average closing bid price for the Company's securities 30 days prior to any such acquisition or capital funding. In connection with the acquisition of Northeast One Stop, Inc., Mr. Arnone has waived all incentive based compensation due under the terms of his agreement and to accept options to acquire 125,000 shares of the Company's common stock at a price of $5.25 exercisable over a period of five years from the date of Closing. This agreement also provides that in the event of a change control, Mr. Arnone may resign and all amounts due and owing for the term of his agreement shall become due and payable.

         On August 14, 1998 the Company entered into an employment agreement with Mr. Venneri. This agreement is for the term of ten years, and provides for compensation in the amount $125,000 to Mr. Venneri together with annual incentive based bonuses in the form of 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP") from the Company's Entertainment Division.

         As of September 15, 1998, the Company has no employment or executive compensation agreement with Mr. Bluestine. In the event that the Company does not secure an agreement with Mr. Bluestine, the Company intends to hire a new chief financial officer. (See "DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL").

         In connection with the Company's acquisition of Northeast One Stop, Inc., the Company intends to secure the continued employment of Louis J. DelSignore, the former sole shareholder of Northeast One Stop, Inc., for a term of one year at the rate of $145,000 per year. In addition, the Company intends to secure an employment or executive compensation agreement with Mr. Nicks for a term of three years at the rate of $125,000 per year and options to acquire 150,000 shares of the Company's common stock at a price of $5.25 per share. These options would vest over a period of three years with 75,000 options vesting on September 17, 1998, and with the remaining 75,000 options to vest in equal installments of 25,000, each year for the remaining three years.

         As of September 15, 1998, the Company and its subsidiaries had a total of six employees, all of whom were full-time employees. Of these, the Company has no collective bargaining agreement with its employees and no union represents them. There have been no interruptions or curtailments of operations due to labor disputes and the Company believes that relations with its employees are good.

ITEM 22. FINANCIAL STATEMENTS

         Financial Statements: The financial statements filed herewith are set forth in the Index to Financial Statements.

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLSOURE.

         AJ. Robbins, PC of Denver, Colorado was retained by the Company on August 6, 1996, replacing Fung T. Yen, C.P.A, of San Gabriel California.

         The Board of Directors retained AJ. Robbins, PC voluntarily and without any disagreement with the Company's prior accountant.

================================================================================

                                   PROSPECTUS

                                     [LOGO]

                        PLANET ENTERTAINMENT CORPORATION


                                1,441,336 SHARES
                                  COMMON STOCK

                                 $.001 PAR VALUE

================================================================================

                                TABLE OF CONTENTS

         Summary Information and Risk Factors................................6
         Use of Proceeds....................................................18
         Determination of Offering Price....................................18
         Dilution...........................................................18
         Selling Security Holders...........................................19
         Plan of Distribution...............................................19
         Legal Proceedings..................................................20
         Directors, Executive Officers......................................21
         Security Ownership of
         Certain Beneficial Owners and Management...........................22
         Description of Securities..........................................24
         Interest of Named Experts and Counsel..............................26
         Disclosure of Commission Position on Indemnification
         For Securities Act Liabilities.....................................26
         Organization Within the Last Five Years............................27
         Description of Business............................................27
         Management's Discussion and Analysis...............................27
         Description of Property............................................34
         Certain Relationships and Related Transactions.....................41
         Market For Common Equity...........................................21
         Executive Compensation.............................................42
         Financial Statements...............................................44
         Changes In and Disagreements with Accountants
         on Accounting and Financial Disclosure.............................47

NO  DEALER,  SALESPERSON  OR ANY OTHER  PERSON HAS BEEN  AUTHORIZED  TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. UNTIL , 1998 (25 DAYS
AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                          INDEX TO FINANCIAL STATEMENTS

PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PROFORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

         Financial Statements:

              Proforma Explanatory Headnote                                               F-2

              For the Year Ended December 31, 1997 (Unaudited)
                  Unaudited Proforma Consolidated Statement of Operations and
                      Comprehensive Loss                                                  F-3

              For the Six Months Ended and as of June 30, 1998 (Unaudited)
                  Unaudited Proforma Consolidated Balance Sheet                           F-4
                  Unaudited Proforma Consolidated Statement of Operations and
                      Comprehensive Loss                                                  F-6

         Notes to Proforma Consolidated Financial Statements                              F-7

PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
         Report of Independent Certified Public Accountants                              F-14

         Financial Statements:
              Consolidated Balance Sheets                                                F-15
              Consolidated Statements of Operations                                      F-16
              Consolidated Statement of Stockholders' Equity                             F-17
              Consolidated Statements of Cash Flows                                      F-19
         Notes to Consolidated Financial Statements                                      F-20

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                          PROFORMA EXPLANATORY HEADNOTE


The following unaudited proforma consolidated financial statements give effect to the proposed acquisition by Planet Entertainment Corporation (the "Company") of Northeast One Stop, Inc. ("NEOS") and are based on the estimates and assumptions set forth herein and in the notes to such statements. This proforma information has been prepared utilizing the historical financial statements of the Company and notes thereto, which are included in this registration statement. The historical financial statements of NEOS are unaudited and the notes thereto are included in Note 6 to the proforma financial statements. The proforma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisitions been effected on the dates indicated or the results which may be obtained in the future.

The proforma consolidated balance sheet assumes the acquisition was consummated at June 30, 1998. The proforma consolidated statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 includes the operating results of the Company and NEOS for such periods.

Effective September 1, 1998, (the proposed effective date of the acquisition) the Company will have acquired all of the issued and outstanding common stock of NEOS. The purchase price for NEOS was $3,000,000 comprised of $2,250,000 in cash and $750,000 in notes, of which $375,000 is to be paid by February 28, 1999 and $375,000 is to be paid by August 31, 1999. Additionally, the Company granted options to the stockholder of NEOS to purchase 250,000 shares of the Company's common stock, exercisable at a price equal to the lesser of $5.25 per share or the closing bid price of the Company's stock on the closing date of the transaction, exercisable for a term of two years from the date of closing. The cash paid at closing was obtained by the Company through its sale of 500 shares of the Company's 7% non-voting, convertible preferred stock (for net proceeds of $4,475,000) on May 31, 1998.

The purchase price for NEOS is estimated to be allocated as follows:

Inventory                                                                    $ 8,000,000
Accounts receivable                                                            4,500,000
Property and equipment                                                           700,000
Other assets                                                                     100,000
Accounts payable                                                              (7,000,000)
Notes payable                                                                 (4,700,000)
Capitalized lease obligations                                                   (200,000)
Other liabilities                                                               (400,000)
Goodwill                                                                       2,333,750
Options granted, NEOS stockholder - additional paid-in capital                   814,000
                                                                             -----------

         Total purchase price (including acquisition costs of $1,147,750)      4,147,750

Less:
     Notes payable                                                              (750,000)
     Options granted, acquisition costs - additional paid-in capital          (1,147,750)
                                                                             -----------

Cash paid at closing                                                         $ 2,250,000
                                                                             ===========

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
           UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS AND
                           COMPREHENSIVE INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                          Planet
                                      Entertainment
                                     Corporation and     Northeast       Proforma       Consolidated
                                       Subsidiaries    One Stop, Inc.   Adjustments       Proforma
                                       ------------    --------------   -----------       --------
REVENUES:
   Sales, net                         $     49,883      $ 27,023,573    $         --    $ 27,073,456
   Royalty                                   3,775                --              --           3,775
   Studio                                  239,770                --              --         239,770
                                      ------------      ------------    ------------    ------------

         Total Revenues                    293,428        27,023,573              --      27,317,001
                                      ------------      ------------    ------------    ------------

COSTS AND EXPENSES:
   Cost of sales                            19,052        22,776,854              --      22,795,906
   Selling, general and                    794,314         3,195,389              --       3,989,703
     administrative
   Depreciation and                         40,592           263,587          58,000(3)      362,179
     amortization
   Interest expense                             --           346,326              --         346,326
   Interest expense - related party        144,382                --          74,000(4)      218,382
   Bad debt expense                        105,000            76,491              --         181,491
                                      ------------      ------------    ------------    ------------

         Total Costs and Expenses        1,103,340        26,658,647         132,000      27,893,987
                                      ------------      ------------    ------------    ------------

INCOME (LOSS) BEFORE
PROVISION (BENEFIT) FOR
INCOME TAXES                              (809,912)          364,926        (132,000)       (576,986)
                                      ------------      ------------    ------------    ------------
PROVISION (BENEFIT) FOR
INCOME TAXES:
   Current                                      --           138,000        (138,000)             --
   Deferred                                     --             8,000              --           8,000
                                      ------------      ------------    ------------    ------------

                                                --           146,000        (138,000)          8,000
                                      ------------      ------------    ------------    ------------
NET INCOME
  (LOSS)/COMPREHENSIVE
    INCOME (LOSS)                     $   (809,912)     $    218,926    $      6,000    $   (584,986)
                                      ============      ============    ============    ============
NET LOSS PER COMMON SHARE
  BASIC AND DILUTED                                                                     $       (.06)
                                                                                        ============

Weighted average number of
  common shares outstanding                                                               10,211,250
                                                                                        ============

           SEE ACCOMPANYING HEADNOTE AND NOTES TO UNAUDITED PROFORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                  UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998

                                     ASSETS

                                       Planet
                                   Entertainment
                                  Corporation and    Northeast      Proforma      Consolidated
                                    Subsidiaries   One Stop, Inc.  Adjustments      Proforma
                                    ------------   --------------  -----------      --------
CURRENT ASSETS:
   Cash                             $  4,285,124   $     49,428   $ (2,250,000)   $  2,084,552
   Trade accounts receivable, net         12,315      4,188,105             --       4,200,420
   Accounts and notes receivable-
     related parties                     194,846         21,468             --         216,314
   Inventories                                --      8,100,543             --       8,100,543
   Prepaid expenses and other
     current assets                      265,728         34,057             --         299,785
   Deferred income taxes                      --         12,000             --          12,000
   Current maturities of notes
     receivable                               --         10,694             --          10,694
                                    ------------   ------------   ------------    ------------
         Total Current Assets          4,758,013     12,416,295     (2,250,000)     14,924,308
                                    ------------   ------------   ------------    ------------

PROPERTY, PLANT AND
   EQUIPMENT, net                        178,833        778,383             --         957,216
                                    ------------   ------------   ------------    ------------
OTHER ASSETS, net
   Record masters                     13,800,000             --             --      13,800,000
   Goodwill                               73,667             --      2,737,969       2,811,636
   Publishing rights                         880             --             --             880
   Organization costs                     45,000             --             --          45,000
   Security deposits                          --         12,147             --          12,147
   Notes receivable less current
     maturities                               --         31,332             --          31,332
                                    ------------   ------------   ------------    ------------
                                      13,919,547         43,479      2,737,969      16,700,995
                                    ------------   ------------   ------------    ------------

                                    $ 18,856,393   $ 13,238,157   $    487,969    $ 32,582,519
                                    ============   ============   ============    ============


           SEE ACCOMPANYING HEADNOTE AND NOTES TO UNAUDITED PROFORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                  UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                             Planet
                                         Entertainment
                                        Corporation and     Northeast       Proforma      Consolidated
                                          Subsidiaries    One Stop, Inc.  Adjustments       Proforma
                                          ------------    --------------  -----------       --------
CURRENT LIABILITIES:
   Deferred revenue                       $    145,292    $    237,455     $       --    $    382,747
   Note payable - line of credit                    --       3,531,774             --       3,531,774
   Notes payable - related party               150,000              --             --         150,000
   Accounts payable and accrued
     expenses                                  316,871       7,659,636             --       7,976,507
   Accrued interest - related party            255,475              --             --         255,475
   Due to stockholder                          288,773         374,000             --         662,773
   Current portion of long-term debt-
     related parties                           250,000              --             --         250,000
   Current portion of obligation under
     capital lease                                  --         212,371             --         212,371
   Purchase obligation, current portion             --              --        375,000(4)      375,000
   Due to customers                                 --         511,806             --         511,806
                                          ------------    ------------     ----------    ------------

         Total Current Liabilities           1,406,411      12,527,042        375,000      14,308,453
                                          ------------    ------------     ----------    ------------

LONG-TERM LIABILITIES:
   Deferred taxes                            4,600,000              --             --       4,600,000
   Long-term debt - related parties,
     net of current portion                    750,000              --             --         750,000
   Obligation under capital lease, net
     of current portion                             --          40,334             --          40,334
   Due to employee                                  --          75,000             --          75,000
   Purchase obligation, net of current
     portion                                        --              --        375,000(4)      375,000
                                          ------------    ------------     ----------    ------------
         Total Long-Term Debt                5,350,000         115,334        375,000       5,840,334
                                          ------------    ------------     ----------    ------------

         Total Liabilities                   6,756,411      12,642,376        750,000      20,148,787
                                          ------------    ------------     ----------    ------------

STOCKHOLDERS' EQUITY:
   Preferred stock                           5,000,000              --             --       5,000,000
   Common stock                                 11,976          10,000        (10,000)         11,976
   Additional paid-in capital                8,365,363              --        333,750       8,699,113
   Retained earnings (deficit)              (1,277,357)        585,781       (585,781)     (1,277,357)
                                          ------------    ------------     ----------    ------------

         Total Stockholders' Equity         12,099,982         595,781       (262,031)     12,433,732
                                          ------------    ------------     ----------    ------------

                                          $ 18,856,393    $ 13,238,157     $  487,969    $ 32,582,519
                                          ============    ============     ==========    ============

          SEE ACCOMPANYING HEADNOTE AND NOTES TO UNAUDITED PROFORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
           UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS AND
                           COMPREHENSIVE INCOME (LOSS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                          Planet
                                      Entertainment
                                     Corporation and        Northeast            Proforma       Consolidated
                                      Subsidiaries       One Stop, Inc.        Adjustments        Proforma
                                      ------------       --------------        -----------        --------
REVENUES:
   Sales, net                           $   33,172        $ 14,535,664          $      --       $ 14,568,836
   Royalty                                   1,274                  --                 --              1,274
   Studio                                   29,018                  --                 --             29,018
                                        ----------        ------------          ---------       ------------

         Total Revenues                     63,464          14,535,664                 --         14,599,128
                                        ----------        ------------          ---------       ------------

COSTS AND EXPENSES:
   Cost of sales                            11,413          12,368,913                 --         12,380,326
   Selling, general and
     administrative                        378,848           2,012,163                 --          2,391,011
   Depreciation and
     amortization                           22,002             130,300             29,000(3)         181,302
   Interest expense                             --             220,516                 --            220,516
   Interest expense - related party         77,991                  --             37,000(4)         114,991
                                        ----------        ------------          ---------       ------------

         Total Costs and Expenses          490,254          14,731,892             66,000         15,288,146
                                        ----------        ------------          ---------       ------------


INCOME (LOSS) FROM
   OPERATIONS                             (426,790)           (196,228)           (66,000)          (689,018)
                                        ----------        ------------          ---------       ------------
OTHER INCOME (EXPENSE):
   Dividend income                          11,792                  --                 --             11,792
                                        ----------        ------------          ---------       ------------

INCOME (LOSS) BEFORE
   PROVISION FOR INCOME
     TAXES                                (414,998)           (196,228)           (66,000)          (677,226)
                                        ----------        ------------          ---------       ------------
BENEFIT FOR INCOME TAXES:
   Current                                      --                  --                 --                 --
   Deferred                                     --              (7,000)                --             (7,000)
                                        ----------        ------------          ---------       ------------

                                                --              (7,000)                --             (7,000)
                                        ----------        ------------          ---------       ------------
NET (LOSS)/COMPREHENSIVE
   (LOSS)                               $ (414,998)       $   (189,228)         $ (66,000)      $   (670,226)
                                        ==========        ============          =========       ============

NET (LOSS)                              $ (414,998)       $   (189,228)         $ (66,000)      $   (670,226)

LESS PASSED PREFERRED STOCK
   DIVIDENDS                               (20,317)                 --                 --            (20,317)
                                        ----------        ------------          ---------       ------------
NET LOSS ATTRIBUTABLE TO
   COMMON STOCKHOLDER                   $ (435,315)       $   (189,228)         $ (66,000)      $   (690,543)
                                        ==========        ============          =========       ============
NET LOSS PER COMMON SHARE
   BASIC AND DILUTED                                                                            $       (.06)
                                                                                                ============
Weighted average number of
   common shares outstanding                                                                      11,776,635
                                                                                                ============

          SEE ACCOMPANYING HEADNOTE AND NOTES TO UNAUDITED PROFORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - PROFORMA ADJUSTMENTS

The adjustments relating to the proforma consolidated statements of operations are computed assuming the acquisition of Northeast One Stop, Inc. ("NEOS") was consummated at the beginning of the applicable periods presented.

NOTE 2 - ACQUISITION OF SUBSIDIARY

The proforma consolidated balance sheet as of June 30, 1998 reflects the acquisition of the net assets of NEOS for debt and cash. The acquisition is recorded using the purchase method.

NOTE 3 - ADDITIONAL AMORTIZATION

The proforma consolidated statement of operations for the year ended December 31, 1997 and six months ended June 30, 1998 reflect amortization of goodwill using the straight-line method over 40 years.

NOTE 4 - PURCHASE OBLIGATION

In connection with the purchase of NEOS, the Company is obligated to pay the NEOS stockholder $750,000 of which $375,000 is to be repaid by February 28, 1999 and $375,000 is to be repaid by August 31, 1999. Interest at 9% has been imputed on the outstanding balance, and is reflected as a proforma adjustment.

NOTE 5 - ACQUISITION COSTS

Two stockholders of the Company were issued options to purchase 250,000 shares of the Company's common stock valued at $1,147,750, in consideration for advisory services rendered in connection with the acquisition.

NOTE 6 - NEOS NOTES TO PROFORMA FINANCIAL STATEMENTS

The following  represents the footnotes to the proforma financial  statements of
NEOS:

      NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BUSINESS DESCRIPTION
      --------------------
      NEOS was incorporated under the laws of New York on January 25, 1983.

      NEOS distributes recorded music to the retail industry from its warehouse located in Latham, New York. NEOS's products are sold through its sales offices in Michigan, Vermont, Maryland, Pennsylvania and Brooklyn, New York. NEOS grants credit to customers in the retail industry throughout the nation. Consequently, NEOS's ability to collect the amounts due from customers is affected by economic fluctuations in retailing.

      CASH
      ----
      NEOS maintains its cash accounts in commercial banks located in New York and Rhode Island. The balance in each bank is insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - NEOS FOOTNOTE TO PROFORMA FINANCIAL STATEMENTS (Continued)

      NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

      INVENTORY
      ---------
      Inventories are stated at the lower of cost (first-in, first-out basis) or market.

      PROPERTY AND EQUIPMENT
      ----------------------
      Property and equipment including equipment, vehicles, leasehold improvements and furniture and fixtures are stated at cost. Depreciation is computed over the estimated useful lives of the assets using straight-line and accelerated methods. Maintenance and repairs are charged to operations in the period incurred.

      FISCAL YEAR END
      ---------------
      NEOS's fiscal year ends on the Saturday closest to August 31, which results in a 52 or 53 week year.

      USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
      -----------------------------------------------------------
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

      INCOME TAXES
      ------------
      Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities.

      The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences.

      EARNINGS PER COMMON SHARE
      -------------------------
      Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) was issued in February 1997 (effective for financial statements issued for periods ending after December 15, 1997). This Statement simplifies the standards for computing earnings per share (EPS) previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and makes them more comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - NEOS FOOTNOTE TO PROFORMA FINANCIAL STATEMENTS (Continued)

      NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      ALLOWANCE FOR BAD DEBTS
      -----------------------
      Management provides for an allowance based on a review of specific accounts and determination of collectibility.

      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
      -----------------------------------------
      In 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income", Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", and Statement No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits". These pronouncements, effective for fiscal years beginning after December 15, 1997, have been adopted, and are reflected in the financial statements and notes thereto, as applicable.

      YEAR 2000 ISSUES
      ----------------
      Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company, or its suppliers and customers, and not corrected, this problem could cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have a short-term adverse effect on the Company's business and results of operations. The Company will evaluate its principal computer system to determine if they are substantially Year 2000 compliant.

      NOTE B - NOTES RECEIVABLE

      Notes receivable at June 27, 1998 consist of the following:

      Installment  note  receivable due from an unrelated  party.
      Monthly   payments  of  $850  including   interest  through
      February 1999 at 8% per annum.                                 $    7,129

      Installment  note  receivable due from an unrelated  party.
      Monthly  payments of $500 include interest at 10% per annum
      through November 2006.                                             34,897
                                                                     ----------
                                                                         42,026
      Less current portion                                               10,694
                                                                     ----------
                                                                     $   31,332
                                                                     ==========

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - NEOS FOOTNOTE TO PROFORMA FINANCIAL STATEMENTS (Continued)

      NOTE B - NOTES RECEIVABLE (Continued)

      Future maturities of notes receivable are as follows:

      Year ending June 26, 1999                          $ 10,694
      Year ending June 24, 2000                             3,001
      Year ending June 30, 2001                             3,316
      Year ending June 29, 2002                             3,662
      Year ending June 28, 2003                             4,046
      Thereafter                                           17,307
                                                         --------

                                                         $ 42,026
                                                         ========

      NOTE C - NOTES RECEIVABLE - RELATED PARTIES

      Notes receivable-related parties, consist of amounts due from various corporations related through common ownership and management.

      NOTE D - FINANCING

      NEOS has a $6,000,000 line of credit with Congress Financial Corporation, collateralized principally by all of NEOS's assets and a $1,000,000 life insurance policy on the stockholder. The line of credit is guaranteed by the stockholder and certain related parties. Advances under the line of credit are made on the basis of eligible accounts receivable and inventory as defined in the line of credit agreement. Interest is charged at prime plus 2%.

      The provisions of the line of credit agreement contain various covenants. NEOS is required to maintain a certain working capital and adjusted net worth.

      NOTE E - DUE TO STOCKHOLDER

      Amounts due to the stockholder bear interest at 9%, and are due on or before April 21, 1999. Interest expense for the year ended December 27, 1997 and six months ended June 27, 1998 $30,960 and $15,480, respectively.

      NOTE F - PROVISION FOR INCOME TAXES

      The composition of deferred tax assets and liabilities as of June 27, 1998 are as follows:

      Total deferred tax assets                                     $ 52,000
      Total valuation allowance                                           --
                                                                     -------

      Net total deferred tax assets                                   52,000
      Total deferred tax liabilities                                 (40,000)
                                                                     -------

      Net deferred tax assets                                       $ 12,000
                                                                    ========

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - NEOS FOOTNOTE TO PROFORMA FINANCIAL STATEMENTS (Continued)

      NOTE F - PROVISION FOR INCOME TAXES (Continued)

      The tax effects of temporary differences that give rise to deferred tax assets and (liabilities) is as follows:

      Property and equipment                                   $ (40,000)
      Inventory capitalization                                    28,000
      Allowance for doubtful accounts                             24,000
                                                               ---------

                                                               $  12,000
                                                               =========

      The provision for income taxes consist of the following:

                                                                  For the Six
                                                   For the Year     Months
                                                      Ended         Ended
                                                   December 27,    June 27,
                                                       1997          1998
                                                   ------------    --------

      CURRENT:
         Federal                                     $116,000      $     --
         State                                         22,000            --
                                                     --------      --------

             Total Current Provision                  138,000            --
                                                     --------      --------

      DEFERRED:
         Federal                                        7,360        (6,440)
         State                                            640          (560)
                                                     --------      --------

             Total deferred income taxes (benefit)      8,000        (7,000)
                                                     --------      --------

             Total provision for income taxes        $146,000      $ (7,000)
                                                     ========      ========

      Deferred income tax expense (benefit) for the year ended December 27, 1997 and June 27, 1998 relates to inventory capitalization.

      The following is a reconciliation of the amount of income tax expense that would result from applying the statutory federal income tax rates to pre-tax income and the reported amount of income tax expense for the year end:

      Expected tax provision at federal statutory rates           $ 124,000
      Inventory capitalization                                       20,000
      Excess of tax over back depreciation                          (54,000)
      Bad debt expense                                               26,000
                                                                  ---------

                                                                  $ 116,000
                                                                  =========

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - NEOS FOOTNOTE TO PROFORMA FINANCIAL STATEMENTS (Continued)

      NOTE G - CAPITALIZED LEASE OBLIGATIONS

      CAPITALIZED LEASE OBLIGATIONS
      -----------------------------
      NEOS leases various equipment under capitalized leases expiring through 2000. The assets have been recorded at the lower of the present value of the minimum lease payments or their fair value and are generally depreciated over the assets' estimated useful lives.

      Minimum future lease payments under the capital leases are as follows:

      Year ending June 29, 1999                                                       $ 247,434
      Year ending June 24, 2000                                                          42,988
                                                                                      ---------

      Total minimum lease payments                                                      290,422
      Less amount representing interest                                                  37,717

      Present value of net minimum lease payments with interest at approximately
        8% - 26%                                                                        252,705
      Less current portion                                                              212,371
                                                                                      ---------

                                                                                      $  40,334
                                                                                      =========

      The noncurrent portion of capitalized lease obligations are due during the year ending June 24, 2000. As of June 27, 1998, machinery and equipment includes $777,348 acquired through capital leases. Accumulated depreciation related to these assets was $270,528.

      NOTE H - COMMITMENTS AND CONTINGENCIES

      OPERATING LEASE
      ---------------
      NEOS leases its Latham office and warehouse from an affiliated company. Rent paid to this Company was $128,000 and $72,000 for the year ended December 27, 1997 and the six months ended June 27, 1998.

      Future minimum rental payments required under operating leases are as follows:

      Year ending June 26, 1999                      $   120,000
      Year ending June 24, 2000                          180,000
      Year ending June 30, 2001                          180,000
      Year ending June 29, 2002                          180,000
      Year ending June 28, 2003                          180,000
      Thereafter                                       2,340,000
                                                     -----------

      Total                                          $ 3,180,000
                                                     ===========

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - NEOS FOOTNOTE TO PROFORMA FINANCIAL STATEMENTS (Continued)

      NOTE I - CONCENTRATION OF CREDIT RISK

      MAJOR CUSTOMERS
      ---------------
      During the year ended December 27, 1997, one customer accounted for approximately 43% of sales. At December 27, 1997, the amounts due from this customer included in accounts receivable, was approximately $4,336,000. During the six months ended June 27, 1998, one customer accounted for approximately 33% of sales. At June 27, 1998, the amount due from this customer was approximately $1,695,000.

      NOTE J - COMMON STOCK

      Common stock consists of no par value, six shares issued and outstanding, 200 shares authorized.

      NOTE K - PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of the following at June 27, 1998:

      Leasehold improvements                            $    25,357
      Computer equipment                                    578,249
      Computer software                                     158,900
      Equipment                                           1,056,873
      Furniture and fixtures                                166,931
      Rack jobbing fixtures                                 491,910
                                                        -----------
                                                          2,478,220
      Accumulated depreciation and amortization          (1,699,837)
                                                        -----------

                                                        $   778,383
                                                        ===========

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Planet Entertainment Corporation
Middletown, New Jersey


We have audited the accompanying consolidated balance sheet of Planet Entertainment Corporation and subsidiaries, as of December 31, 1997 and 1996, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the year ended December 31, 1997 and for the period from inception, May 17, 1996 to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects, the financial position of Planet Entertainment Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and comprehensive loss and its cash flows for the year ended December 31, 1997 and for the period from inception, May 17, 1996 to December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 10 to the financial statements, on December 17, 1996, the Company entered into an agreement of terms to amend and restate certain agreements relating to the acquisition of masters and copyrights. The conditions of the restated agreement are contingent on the approval by the bankruptcy court. Should the bankruptcy court approval not be obtained, the original agreements will remain in full force and effect. The effects are more fully explained in the proforma balance sheet at Note 10.

Denver, Colorado
August 12, 1998

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ASSETS

                                                        December 31,    December 31,      June 30,
                                                            1996            1997            1998
                                                        ------------    ------------    ------------
                                                                                         (Unaudited)
CURRENT ASSETS:
     Cash and cash equivalents                          $      6,998    $      3,670    $  4,285,124
     Accounts receivable, net                                105,000          21,026          12,315
     Accounts receivable, net - related party                     --         183,684         194,846
     Prepaid expenses and other current assets                29,810         119,073         265,728
                                                        ------------    ------------    ------------

                  Total Current Assets                       141,808         327,453       4,758,013
                                                        ------------    ------------    ------------

EQUIPMENT, at cost, net                                       47,500         189,085         178,833
                                                        ------------    ------------    ------------

OTHER ASSETS:
     Record masters                                       13,800,000      13,800,000      13,800,000
     Goodwill, net                                                --          77,917          73,667
     Publishing rights, net                                      880             880             880
     Organization costs, net                                  67,500          52,500          45,000
                                                        ------------    ------------    ------------

                  Total Other Assets                      13,868,380      13,931,297      13,919,547
                                                        ------------    ------------    ------------

                                                        $ 14,057,688    $ 14,447,835    $ 18,856,393
                                                        ============    ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable and accrued expenses              $     65,767    $    218,693    $    316,871
     Accrued interest expense, related party                  43,100         177,484         255,475
     Deferred revenue                                             --         146,225         145,292
     Due to stockholders                                     145,243         263,800         288,773
     Note payable, related party                                  --              --         150,000
     Current portion of long-term debt, related party        250,000         500,000         250,000
                                                        ------------    ------------    ------------

                  Total Current Liabilities                  504,110       1,306,202       1,406,411

LONG-TERM DEBT, less current portion, related party        1,000,000         750,000         750,000

DEFERRED INCOME TAXES                                      4,600,000       4,600,000       4,600,000
                                                        ------------    ------------    ------------

                  Total Liabilities                        6,104,110       6,656,202       6,756,411
                                                        ------------    ------------    ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Convertible preferred stock, authorized,
        10,000,000, $.0001 par value, 500 shares
        issued and outstanding                                    --              --       5,000,000
     Common stock, $.001 par value; 50,000,000
        shares authorized; 9,826,055, 11,421,966 and
        11,976,055 shares issued and outstanding               9,826          11,422          11,976
     Additional paid-in capital                            7,996,199       8,642,570       8,365,363
     Accumulated deficit                                     (52,447)       (862,359)     (1,277,357)
                                                        ------------    ------------    ------------

                  Total Stockholders' Equity               7,953,578       7,791,633      12,099,982
                                                        ------------    ------------    ------------

                                                        $ 14,057,688    $ 14,447,835    $ 18,856,393
                                                        ============    ============    ============

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS


                                   For the Period
                                    May 17, 1996     For the Year    For the Six     For the Six
                                   (Inception) to        Ended      Months Ended    Months Ended
                                    December 31,     December 31,     June 30,        June 30,
                                        1996             1997           1997            1998
                                   ---------------   ------------   ------------    ------------
                                                                     (Unaudited)     (Unaudited)
REVENUES:
   Royalty                          $    105,000    $      3,775    $         --    $      1,274
   Sales                                      --          49,883              --          33,172
   Studio                                     --         239,770          23,326          29,018
                                    ------------    ------------    ------------    ------------

         Total Revenues                  105,000         293,428          23,326          63,464
                                    ------------    ------------    ------------    ------------

COSTS AND EXPENSES:
   Cost of sales                              --          19,052              --          11,413
   Selling, general and
     administrative                      104,342         794,314         375,617         378,848
   Depreciation and amortization          10,005          40,592          17,833          22,002
   Interest expense, related
     party                                43,100         144,382          71,777          77,991
   Bad debt expense                           --         105,000         105,000              --
                                    ------------    ------------    ------------    ------------

         Total Costs and Expenses        157,447       1,103,340         570,227         490,254
                                    ------------    ------------    ------------    ------------

OTHER INCOME:
   Dividend income                            --              --              --          11,792
                                    ------------    ------------    ------------    ------------

NET LOSS                                 (52,447)       (809,912)       (546,901)       (414,998)
   OTHER COMPREHENSIVE INCOME                 --              --              --              --
                                    ------------    ------------    ------------    ------------

COMPREHENSIVE LOSS                  $    (52,447)   $   (809,912)   $   (546,901)   $   (414,998)
                                    ============    ============    ============    ============

NET LOSS                            $    (52,447)   $   (809,912)   $   (546,901)   $   (414,998)
   Less passed preferred stock
     dividend                                 --              --              --         (20,317)
                                    ------------    ------------    ------------    ------------
NET LOSS ATTRIBUTABLE TO
   COMMON STOCKHOLDERS              $    (52,447)   $   (809,912)   $   (546,901)   $   (435,315)
                                    ============    ============    ============    ============

NET LOSS PER COMMON SHARES
   BASIC AND DILUTED                        (.02)   $       (.08)   $       (.05)   $       (.04)
                                    ============    ============    ============    ============
Weighted Average Number of
Common Shares Outstanding              3,377,255      10,211,250      10,035,917      11,776,635
                                    ============    ============    ============    ============


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE PERIODS MAY 17, 1996 (INCEPTION) TO DECEMBER 31, 1996,
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                 THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)


                                         COMMON STOCK       REFERRED STOCK     ADDITIONAL
                                       ------------------   ----------------    PAID-IN     COMPREHENSIVE  ACCUMULATED
                                       SHARES     AMOUNT    SHARES   AMOUNT     CAPITAL          LOSS        DEFICIT     TOTAL
                                       ------    --------   ------   -------  -----------      --------   ------------ ----------
Issuance of common stock to
   organizers of the Company as
   founders shares                       75,000  $     75       --   $   --   $        --      $     --    $     --    $       75

Issuance of common stock for
   services rendered                  5,065,000     5,065       --       --            --            --          --         5,065

Issuance of common stock to
   acquire Higher Ground
   Records                               25,000        25       --       --            --            --          --            25

Effect of RECAPITALIZATION:
   issuance of common stock to
   Ampro International Golf Tour,
   Inc. shareholders in reverse
   merger                               101,055       101       --       --          (101)           --          --            --

Issuance of common stock
   to acquire music masters           1,500,000     1,500       --       --     2,148,500            --          --     2,150,000

Issuance of common stock to
   acquire Maestro Holding
   Corporation                        3,060,000     3,060       --       --     5,847,800            --          --     5,850,860

Net loss for the period                      --        --       --       --            --       (52,447)    (52,447)      (52,447)
                                    -----------  --------   ------   ------   -----------      --------    --------    ----------

BALANCES, DECEMBER 31, 1996           9,826,055     9,826       --       --     7,996,199       (52,447)    (52,447)    7,953,578
                                                                                               ========

Issuance of common stock to
   acquire Al Alberts On Stage,
   Ltd.                                 100,000       100       --       --       213,900            --          --        214,000

Issuance of common stock for
   services rendered                    367,911       368       --       --       239,599            --          --        239,967

Issuance of common stock in
   satisfaction of note payable,
   and accrued interest               1,100,000     1,100       --       --       108,900            --          --        110,000

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE PERIODS MAY 17, 1996 (INCEPTION) TO DECEMBER 31, 1996,
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                 THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)


                                         COMMON STOCK       REFERRED STOCK     ADDITIONAL
                                       ------------------   ----------------    PAID-IN     COMPREHENSIVE  ACCUMULATED
                                       SHARES     AMOUNT    SHARES   AMOUNT     CAPITAL          LOSS        DEFICIT     TOTAL
                                       ------    --------   ------   -------  -----------      --------   ------------ ----------

Issuance of common stock for
   cash                                 28,000         28      --           --      83,972            --            --       84,000

Net loss for the year                       --         --      --           --          --      (809,912)     (809,912)    (809,912)
                                   -----------   --------   -----   ----------  ----------    ----------   -----------  -----------

BALANCES, DECEMBER 31, 1997         11,421,966     11,422      --           --   8,642,570      (809,912)     (862,359)   7,791,633
                                                                                              ==========

Issuance of common stock for
   services rendered (unaudited)       554,089        554      --           --     247,793            --            --      248,347

Offering costs from sale of
   convertible stock for
   cash (unaudited)                         --         --      --           --    (525,000)           --            --     (525,000)

Issuance of preferred stock                 --         --     500    5,000,000          --            --            --    5,000,000

Net loss for the period
    (unaudited)                             --         --      --           --          --      (414,998)     (414,998)    (414,998)
                                   -----------   --------   -----   ----------  ----------    ----------   -----------  -----------
BALANCES, JUNE 30, 1998
   (UNAUDITED)                      11,976,055   $ 11,976     500   $5,000,000  $8,365,363    $ (414,998)  $(1,277,357) $12,099,982
                                   ===========   ========   =====   ==========  ==========    ==========   ===========  ===========

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                             For the Period
                                              May 17, 1996    For the Year   For the Six     For the Six
                                             (Inception) to      Ended      Months Ended    Months Ended
                                              December 31,    December 31,    June 30,        June 30,
                                                  1996            1997          1997            1998
                                             --------------   ------------  ------------    ------------
                                                                            (Unaudited)     (Unaudited)
CASH FLOWS USED BY OPERATING
ACTIVITIES:
   Net loss                                   $   (52,447)   $  (809,912)   $  (546,901)   $  (414,998)
   Adjustments to reconcile net loss to net
     cash used by operations:
     Bad debt expense                                  --        105,000        105,000             --
     Depreciation and amortization                 10,000         40,592         17,833         22,002
     Stock issued for services                      5,140        239,967         35,000        248,347
     Changes in:
       Accounts receivable                       (105,000)       (21,026)            --          8,711
       Accounts receivable, related party              --       (183,684)          (805)       (11,162)
       Prepaid expenses and other current
         assets                                   (29,810)       (89,264)            --       (146,655)
       Accounts payable and accrued
         expenses                                  65,772        131,927        109,013         98,178
       Accrued interest expense, related
         party                                     43,100        144,384         71,776         77,991
       Deferred revenue                                --        146,225             --           (933)
                                              -----------    -----------    -----------    -----------

       Cash Flows Used by Operating
         Activities                               (63,245)      (295,791)      (209,084)      (118,519)
                                              -----------    -----------    -----------    -----------
CASH FLOWS USED BY INVESTING
   ACTIVITIES:
     Purchase of equipment                             --        (10,094)            --             --
                                              -----------    -----------    -----------    -----------

       Cash Flows Used by Investing
         Activities                                    --        (10,094)            --             --
                                              -----------    -----------    -----------    -----------
CASH FLOWS PROVIDED BY FINANCING
   ACTIVITIES:
     Advances from stockholders                    70,243        118,557         25,414         24,973
     Proceeds from note payable                        --        100,000        100,000        150,000
     Proceeds from sale of common stock                --         84,000         84,000             --
     Proceeds from issuance of preferred
       stock                                           --             --             --      5,000,000
     Preferred stock issuance costs                    --             --             --       (525,000)
     Repayment of long-term debt                       --             --             --       (250,000)
                                              -----------    -----------    -----------    -----------

       Cash Flows Provided by Financing
         Activities                                70,243        302,557        209,414      4,399,973
                                              -----------    -----------    -----------    -----------
NET CHANGE IN CASH AND CASH
   EQUIVALENTS                                      6,998         (3,328)           330      4,281,454

CASH AND CASH EQUIVALENTS, beginning of
   period                                              --          6,998          6,998          3,670
                                              -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS,
   end of period                              $     6,998    $     3,670    $     7,328    $ 4,285,124
                                              ===========    ===========    ===========    ===========

-----------------
See Note 15

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY AND ACTIVITY
--------------------
Planet Entertainment Corporation (the Company or Planet) was incorporated under the laws of Delaware on May 17, 1996 and on October 1, 1996 was acquired by Ampro International Golf Tour, Inc. (See Note 2). Planet was organized for the purpose of acquiring existing libraries of master recordings of various types of music and to enhance, market and produce new recordings to be licensed or marketed domestically and internationally.

In November 1996, the Company acquired all the outstanding shares of common stock of Higher Ground Records in exchange for 25,000 shares of Planet common stock valued at a total of $25. Assets acquired include the rights to artists' contracts, production agreements and publishing contracts.

The Company acquired over 10,000 master recordings from Gulf Coast Music, L.L.C. (Gulf Coast) and J. Jake, Inc. (Jake) in exchange for 1,500,000 shares of Planet common stock valued at $2,150,000 and the assumption of promissory notes totaling $1,250,000 during 1996. (See Note 8.)

During the year ended December 31, 1996, the Company acquired all the outstanding shares of common stock of Maestro Holding Corporation (Maestro) in exchange for 3,060,000 shares of Planet common stock valued at $5,850,860. Assets acquired include over 5,000 master recordings, publishing rights to 300 songs, royalty income and a recording studio located in New Jersey.

PRINCIPLES OF CONSOLIDATION
---------------------------
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries; Higher Ground Records, Maestro Holding Corporation and Al Alberts On Stage, Ltd. All significant intercompany accounts and transactions have been eliminated.

UNAUDITED INTERIM FINANCIAL STATEMENTS
--------------------------------------
In the opinion of management, the unaudited interim financial statements for the six month periods ending June 30, 1997 and 1998 are presented on a basis consistent with the audited annual financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such periods. The results of operations for the interim period June 30, 1998 are not necessarily indicative of the results to be expected for the year ended December 31, 1998.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
-----------------------------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions. The rate of amortization of record masters is, in part, based upon anticipated total gross revenues over the estimated life of the record masters. Although no amortization has been recorded to date, actual gross revenues may differ from the amount ultimately realized over the life of the record master.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The difference may be material.

CASH AND CASH EQUIVALENTS
-------------------------
For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of six months or less to be cash equivalents.

EQUIPMENT
---------
Equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of five to ten years. Depreciation expense was $18,509 and $2,500 for the periods ended December 31, 1997 and 1996 and $10,252 and $7,500 for the six months ended June 30, 1998 and 1997.

REVENUE RECOGNITION
-------------------
Royalties derived from the licensing of recording masters are recognized upon notification of retail sales by the distributor. Studio revenue is recognized when the services are performed. Sales of compact disks are recognized when the inventory has been shipped to the customer.

PUBLISHING RIGHTS
-----------------
Publishing rights consist of rights to 300 songs acquired in the Maestro acquisition and are stated at predecessor cost.

Amortization of publishing rights is computed based on the ratio that current years' revenues will bear to anticipated total gross revenues over the estimated life of the publishing right (generally 5-10 years). No amortization has been recorded for the periods ended December 31, 1997 and 1996 and June 30, 1998 and 1997.

RECORD MASTERS
--------------
Record masters consist of record titles acquired in the Maestro acquisition and Gulf Coast and Jake record master purchases stated at predecessor cost.

Amortization of record masters will be computed based on the ratio that current years' revenues will bear to anticipated total gross revenues over the estimated life of the record master (generally 5-10 years). No amortization has been recorded for the periods ended December 31, 1997 and 1996 and June 30, 1998 and 1997.

ORGANIZATION COSTS
------------------
Amortization of organization costs are calculated using the straight-line method over five years. Amortization expense for the periods ended December 31, 1997 and 1996 was $15,000 and $7,500 and for the six months ended June 30, 1998 and 1997 was $7,500 and, $7,500.

GOODWILL
--------
Goodwill, representing the excess of the cost over the net tangible assets of acquired business, is stated at cost and is amortized, principally on a straight-line basis, over the estimated future periods to be benefited (primarily 10 years). Amortization expense for the periods ended

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 31, 1997 and 1996 was $7,083 and $-0- and for the six months ended June 30, 1998 and 1997 was $4,250 and $2,833.

INCOME TAXES
------------
Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities.

The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences.

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------
The carrying value of accounts receivable, accounts payable, accrued expenses and due to stockholders approximate fair value because of the short maturity of these items. The fair value of notes payable and long-term debt was based upon current borrowing rates available for financings with similar terms and maturities.

EARNINGS PER COMMON SHARE
-------------------------
Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) was issued in February 1997 (effective for financial statements issued for periods ending after December 15, 1997). This Statement simplifies the standards for computing earnings per share (EPS) previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and makes them more comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

ALLOWANCE FOR BAD DEBTS
-----------------------
Management provides for an allowance based on a review of specific accounts and determination of collectibility.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
-----------------------------------------
In 1997, the Financial Accounting Standards Board (FASB) issued Statements No. 130, "Reporting Comprehensive Income", and the Company's adoption of this statement is reflected in the accompanying financial statements. The FASB has also issued statements No. 131, "Disclosures about Segments of an Enterprise and Related Information", and in February 1998 the FASB issued Statement No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997. These pronouncements are not applicable to the Company.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

YEAR 2000 ISSUES
----------------
Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company, or its suppliers and customers, and not corrected, this problem could cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have a short-term adverse effect on the Company's business and results of operations. The Company will evaluate its principal computer system to determine if they are substantially Year 2000 compliant.

NOTE 2 - BUSINESS RECAPITALIZATION AND RESTATEMENT

On October 1, 1996, the Company was acquired by Ampro International Golf Tour, Inc. (Ampro) a public corporation.

The stock exchange transaction is treated as an acquisition by the Company of the net tangible book value of the assets of Ampro at the date of acquisition, which was minimal. Operating results of Ampro for all periods prior to the date of its acquisition were immaterial and not included in the operating results of the Company since such reverse merger is not treated as a pooling of interests for accounting purposes.

NOTE 3 - PRODUCTION AND DISTRIBUTION AGREEMENTS

JAD RECORDS
-----------
On April 23, 1998, the Company entered into an agreement with JAD Records regarding the production of eight music records of Bob Marley and the Wailers. During the year ended December 31, 1996, the Company recognized revenue of approximately $105,000 as a result of a prior agreement with JAD Records. During the year ended December 31, 1997, these amounts were reserved by the Company as uncollectible, and to date, the Company has not received or recorded income or revenue as a result of sales pursuant to the new agreement. In June 1998, the Company assigned the collection of all producer and publisher royalties collectible pursuant to the new agreement to a non-affiliated third party.

SUN ENTERTAINMENT
-----------------
On April 22, 1997, the Company entered into a licensing agreement with Sun Entertainment Corporation, pursuant to which the Company obtained non-exclusive rights to various master recordings in consideration for advance payments against future royalties that will accrue on all tapes and compact disks that are sold by the Company. To date the Company has not attempted to exploit these master recordings, and has not received royalties, recognized revenue or income as a result of this agreement.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - PRODUCTION AND DISTRIBUTION AGREEMENTS (Continued)

BLACK TIGER RECORDS
-------------------
In February 1997, the Company obtained a 50% interest in Black Tiger Records consisting primarily of certain master recordings. Under the terms of the joint venture agreement assigned to the Company, Black Tiger Records, through Anansi Records, Inc., its agent, contracted with Navarre Corporation for the sale and distribution of these recordings. To date, Anansi Records, Inc. has failed to provide the Company or Black Tiger Records with an accounting of the sales in accordance with the terms of the agreement, and the Company has recognized no revenue or other income in connection with the Company's interest in the Black Tiger Records joint venture.

MONACO RECORDS
--------------
In February 1998, the Company entered into an agreement with Monaco Records to form a joint venture under the label Monaco/PNEC to distribute the Company's products throughout Europe. According to the agreement, all catalogue sales, after costs, will be divided on a fifty-fifty percent basis, and the Company acquired the right of first refusal to distribute these releases in the United States and Canada. To date the Company has received no royalties, and has recognized no revenue or income in connection with this agreement.

ATLANTIC COAST DIGITAL CONCEPTS, INC.
-------------------------------------
On April 30, 1998, the Company entered into a multi-phase agreement with Atlantic Coast Digital Concepts, Inc. to expand and enhance the Company's website (www.planetentertainment.com) in consideration for 20,000 shares of the Company's common stock for services rendered and to be rendered.

NEW MILLENNIUM COMMUNICATIONS, LTD.
-----------------------------------
On May 18, 1998, the Company entered into an agreement with New Millennium Communications, Ltd. to form a joint venture operating under the name Planet Entertainment Europe, Ltd. concerning the licensing and distribution of master recordings owned by the Company. According to the terms of the agreement, Planet Entertainment Europe, Ltd. has the non-exclusive right to market, reproduce and distribute all subject master recordings for a term of 99 years, with each party to the joint venture to recover their respective costs and to distribute any resultant profits on an equal basis. As of June 1998, the Company has contributed 15 compilations of its master recordings to the joint venture, and distribution is expected to begin in the fall of 1998. To date, however, the Company has received no royalties, and has recorded no revenue or income as a result of this agreement.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - EQUIPMENT

Equipment consists of the following:

                                        December 31,  December 31,   June 30,
                                            1996          1997         1998
                                        ------------  ------------   --------
                                                                    (Unaudited)

Recording studio equipment               $ 50,000     $ 200,000     $ 200,000
Computer equipment and other                   --        10,094        10,094
Less accumulated depreciation and
   amortization                            (2,500)      (21,009)      (31,261)
                                         --------     ---------     ---------

                                         $ 47,500     $ 189,085     $ 178,833
                                         ========     =========     =========

NOTE 5 - MASTERS

The Company has entered into two agreements to secure rights to certain master recordings and assets as follows:

      A) The Company issued 3,060,000 shares of common stock to acquire 5,000 masters, publishing rights to 300 songs and a recording studio located in New Jersey from a related party. The masters are valued at predecessor cost of $9,200,000.

      B) The Company issued 1,500,000 shares of common stock and assumed a promissory note for $1,250,000 to acquire 10,000 masters from an unrelated third party valued at predecessor cost of $4,600,000.

The Company has the non-exclusive right to manufacture, distribute, advertise, sell, and promote in all configurations, the performances contained on the masters.

NOTE 6 - DEFERRED REVENUE

On July 8, 1997, the Company entered into an agreement granting Nippon Columbia Company, Ltd. (NCC) and its subsidiaries, the right to produce and distribute music CD's and video tapes in Japan, Hong Kong, Taiwan and Singapore. The agreement is for a term of one year and four months, commencing September 1, 1997, and may be extended by NCC provided NCC makes certain minimum payments and purchases during the term of the agreement.

The Company received a $150,000 advance under the agreement which was recorded as deferred revenue. For the period ended December 31, 1997 and June 30, 1998, $3,775 and $933, respectively, were earned under the agreement.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - NOTE PAYABLE, RELATED PARTY

On January 27, 1997, the Company borrowed $100,000 at 10% interest due January 27, 1998 from an investment company. The Company converted the $100,000 note and $10,000 in accrued interest to 1,100,000 shares of the Company's common stock.

On January 19, 1998, the Company borrowed an additional $150,000 from the investment company. The note is due on demand, with interest payable on January 19, 1999 at 10% per annum.

NOTE 8 - LONG-TERM DEBT, RELATED PARTY

Long-term debt consists of the following:

                                                December 31,    December 31,     June 30,
                                                    1996            1997           1998
                                                ------------    ------------    ---------
                                                                               (Unaudited)
Note payable to Gulf Coast Music, Inc.,
  a stockholder of the Company, due
  September 2001; interest at 9.75% per
  annum. Payments of $250,000
  principal plus interest are due annually
  beginning September, 1997,
  unsecured                                     $ 1,250,000     $ 1,250,000    $ 1,000,000

Less current portion                               (250,000)       (500,000)      (250,000)
                                                -----------     -----------    -----------

                                                $ 1,000,000     $   750,000    $   750,000
                                                ===========     ===========    ===========

The Company has not made all of the required payments due under the terms of the note since Gulf Coast Music, Inc. has not completed its obligation to deliver unencumbered title to certain of the master recordings. Gulf Coast claims there have been certain adverse claims regarding certain of the master recordings raised by various non-affiliated third parties. Management believes that all or substantially all of the disputes will be resolved favorable to the Company.

Estimated maturities on long-term debt are as follows for the years ending December 31,:

1998                                             $   250,000
1999                                                 250,000
2000                                                 250,000
2001                                                 250,000
                                                 -----------

                                                 $ 1,000,000
                                                 ===========

Interest expense for the periods ended December 31, 1997 and 1996 was $144,382 and $43,100 and $77,991 and $71,777 for the six months ended June 30, 1998 and 1997.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                          December 31,   December 31,     June 30,
                                              1996           1997           1998
                                          ------------   ------------   -----------
                                                                        (Unaudited)
Deferred tax assets:
     Accrued interest                     $        --    $    50,000    $    28,000
     Meals and entertainment                       --         28,000          8,000
     Net operating loss carryforwards           1,600        222,000        339,000
                                          -----------    -----------    -----------
              Gross deferred tax assets         1,600        300,000        375,000
     Valuation allowance                       (1,600)      (300,000)      (375,000)
                                          -----------    -----------    -----------
              Total deferred tax assets            --             --             --
Deferred tax liability:
     Record masters                         4,600,000      4,600,000      4,600,000
                                          -----------    -----------    -----------

Net deferred tax liability                $ 4,600,000    $ 4,600,000    $ 4,600,000
                                          ===========    ===========    ===========

No provision for income taxes has been recorded for the periods ended December 31, 1997 and 1996 and for the six months ended June 30, 1998 and 1997 as the Company has incurred losses during these periods. Net operating loss carryovers of approximately $4,000 as of December 31, 1996, $600,000 as of December 31, 1997 and $915,000 as of June 30, 1998 expire in 2011, 2012 and 2013, respectively. The Company is providing a valuation allowance in the full amount of deferred tax assets as there is no assurance of future taxable income.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

RESTATED AGREEMENT
------------------
The financial statements have been prepared based on the assumption of the formation of Gulf Coast. Gulf Coast is to be formed upon confirmation of a plan of reorganization in the bankruptcy proceedings of an individual not related to Planet. The terms and conditions of the formation and details of the transaction are described below.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

On December 17, 1996, Planet entered into an agreement of terms to amend and restate certain agreements entered into by Planet on September 17, 1996 between Music Marketeers, Incorporated (Music) and J. Jake, Incorporated (Jake). These agreements were for the acquisition of 10,000 master recordings, an option to acquire a mortgage note on a recording studio and a consulting services agreement with an individual in exchange for 2,000,000 shares of common stock of Planet and promissory notes for $1,350,000. The agreements have been amended and restated as an Asset Purchase Agreement between Planet, Gulf Coast and Jake for the purchase of 10,000 master recordings and an amended and restated consulting agreement between Planet and an individual in exchange for 1,500,000 shares of common stock of Planet and a promissory note for $1,250,000.

The conditions of the restated agreement are contingent on the approval of the bankruptcy court. Should such bankruptcy court approval not be obtained, the original agreements will remain in full force. The financial statements have been presented to reflect the amended and restated agreement.

Following is a proforma balance sheet for June 30, 1998 which reflects the original agreements to acquire Music and Jake, which will be recorded if the bankruptcy court approval is not obtained for the restated agreement.

                                                 Music            Jake
                                               Proforma         Proforma        Proforma
                                   Planet     Adjustment       Adjustment       Balances
                                -----------   ----------       ----------     -----------
ASSETS:
   Current assets               $ 4,758,013   $       --       $      --      $ 4,758,013
   Equipment                        178,833           --              --          178,833
   Other assets                  13,919,547           --         570,000(2)    14,489,547
                                -----------   ----------       ---------      -----------

       Total Assets             $18,856,393   $       --       $ 570,000      $19,426,393
                                ===========   ==========       =========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Current liabilities          $ 1,406,411   $   20,000(1)    $ 570,000(2)   $ 1,996,411
   Long-Term debt                   750,000       80,000(1)           --          830,000
   Deferred income
     taxes                        4,600,000           --              --        4,600,000
   Stockholders' equity          12,099,982     (100,000)(1)          --       11,999,982
                                -----------   ----------       ---------      -----------

   Total Liabilities and
     Stockholders' Equity       $18,856,393   $       --       $ 570,000      $19,426,393
                                ===========   ==========       =========      ===========

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

Proforma adjustments relating to the original agreements were recorded as follows:

1. To record additional $100,000 note payable to stockholder of Music.

2. To record option to acquire mortgage note receivable and remaining debt owed to acquire the recording studio located in New Orleans.

INSURANCE
---------
The Company does not maintain insurance to cover damages from fire, flood or other casualty losses to its music master libraries. Costs resulting from uninsured property losses will be charged against income upon occurrence. No amounts for uninsured casualty property losses were charged to operations for the periods ended December 31, 1997 and 1996 and June 30, 1998 and 1997.

RECORDING AGREEMENTS
--------------------
Higher Ground Records has entered into several artist recording contracts. The contracts are for an initial period of one year with options to renew for one to two years. Recording costs are to be paid by Higher Ground Records and shall be recouped from royalties due the artist. In accordance with the terms of the contracts, all masters, records and reproductions are the property of Higher Ground Records.

PRODUCTION AGREEMENT
--------------------
Higher Ground Records has entered into an agreement with an unrelated individual for production services. The agreement is for an initial period of one year with two one year options. The contract calls for a commitment of at least $2,000 per project advance and a royalty. The royalty is payable only after recoupment of all recording costs under the applicable recording contract.

EMPLOYMENT AGREEMENTS
---------------------
Higher Ground Records has entered into two employment agreements with its former stockholders for amounts and terms to be negotiated in the future.

CONSULTING AGREEMENTS
---------------------
Planet has entered into an agreement for consulting services with an unrelated individual. The agreement is for a term of five years and requires a monthly payment of $10,000 in consideration for services performed. Consulting services include maintenance and administration of existing licenses; and negotiation and acquisition of new licenses for master sound recordings.

On July 16, 1997, the Company entered into a consulting agreement with an unrelated party. The agreement was for a term of one year, with payments of $10,000 per month. The consultant was to assist the Company in conducting its public relations activities with the financial community. On April 26, 1998, the Company cancelled the agreement, and in consideration for settling a dispute with the party, agreed to deliver $45,000 of the proceeds of the sale of 100,000 shares of the Company's stock to the party, within 30 days from the date that the shares may become eligible for sale.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

LEASE AGREEMENT
---------------
The Company entered into a lease agreement with the former shareholders of Al Alberts On Stage, Ltd. (Note 17) to lease the land and building which house a recording studio. The initial term is for a period of five years, with lease payments of approximately $24,000 per year. Rent expense for the year ended December 31, 1997 was $11,190.

LITIGATION
----------
The Company is a party to various claims, complaints, and other legal actions that have arisen in the ordinary course of business. The Company believes that the outcome of all pending legal proceedings, in the aggregate, will not have a material adverse effect on the Company's financial condition or the results of operations.

NOTE 11 - PLANET ENTERTAINMENT CORPORATION STOCK PLAN AND WARRANTS

On October 1, 1996, the Company adopted a plan known as Planet Entertainment Corporation Stock Plan (the "Plan") pursuant to which the Board of Directors shall issue awards, options and grants. Pursuant to the Plan 1,000,000 shares of the Company's common stock have been reserved for issuance as awards. No options have been issued to date.

NOTE 12 - RELATED PARTY TRANSACTIONS

In addition to transactions with related parties discussed throughout the notes to financial statements, the following related party transactions have occurred:

DUE TO STOCKHOLDERS
-------------------
Due to stockholders represent 9% interest bearing, working capital advances, made by two stockholders. The advances are due upon demand.

AGREEMENTS WITH MULTI-MEDIA INDUSTRIES CORPORATION (MMIC):
----------------------------------------------------------

JOINT VENTURE AGREEMENT
-----------------------
On July 22, 1997, the Company entered into a joint venture agreement with MMIC, an entity whose certain shareholders are also shareholders of the Company. The agreement requires the production of a minimum of 20 new releases per year, contingent upon attaining a specified level of funding. All net revenue from the production, development and distribution of releases under the agreement will be split 50% to the Company and 50% to MMIC. Under the agreement, the Company is entitled to a distribution royalty for foreign and domestic distribution of the produced compact disks. No revenues have been earned under this agreement.

PRODUCTION
----------
In September 1996, the Company entered into a production and distribution agreement with MMIC under the label Century Records, which calls for Planet the Company to receive compensation of 10% of the cash receipts, net of returns, of the production and distribution of 10 enhanced multi-media compact disks. MMIC is required to pay directly or reimburse the Company for all production costs incurred by the Company.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - LETTER OF AGREEMENT

In July 1998 the Company signed a letter of agreement to purchase a music label distributor for $3,000,000 cash and 250,000 stock options in exchange for all of the outstanding stock of the music label distributor.

NOTE 14 - PREFERRED STOCK

On May 31, 1998, the Company sold $5,000,000 (500 shares) of 7% non-voting, convertible preferred stock to a private investment fund. The Company also issued warrants to purchase 75,000 shares of common stock, exercisable at $9.625 for 5 years to the fund. The preferred stock pays a cumulative 7% annual dividend on a quarterly basis in cash or shares of common stock and is convertible to common stock at 78% of the prior 10 days trading price of the common stock. The preferred stock automatically converts to common stock on the same basis in two years. The Company has the right to redeem the preferred stock on the same terms as the conversion. Passed preferred stock dividends as of June 30, 1998 were $20,317.

The agent for the transaction was paid a 10% ($500,000) fee and received warrants to purchase 150,000 shares of common stock exercisable at $9.625 for 5 years. In addition, the Company paid $25,000 of direct expenses for the transaction.

NOTE 15 - STOCK-BASED COMPENSATION

On January 29, 1997, warrants were issued to certain officers and directors to purchase 3,160,000 shares of common stock. Each warrant is exercisable at $20 per warrant to purchase 10 shares. The warrants were issued at the fair value of the stock on the date of the grant. The warrants are exercisable immediately and for a period of 10 years beginning January 29, 1997. As of December 31, 1997 and June 30, 1998, their effect on the weighted average number of shares outstanding is anti-dilutive and no warrants have been exercised.

During 1997, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The new standard requires the Company to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees.

The Company did not change its method of accounting with respect to employee stock options; the Company continues to account for these under the "intrinsic value" method. Had the Company adopted the fair value method with respect to options issued to employees as well, an additional charge to income of $10,616,000 would have been required in 1997; proforma net loss would have been $11,425,912 and net loss per share would have been $1.12 on both a basic and diluted basis.

In estimating the above expense, the Company used the Modified Black-Scholes European Pricing Model. The average risk-free interest rate used was 5.89%, volatility was estimated at 131%; the expected life was less than 3 years.

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 -  SUPPLEMENTAL  INFORMATION  TO  STATEMENT  OF CASH  FLOWS FOR  NONCASH
           INVESTING AND FINANCING ACTIVITIES

For the year ended December 31, 1997

      Issued 100,000 shares of common stock for the acquisition of Al Alberts On Stage, Ltd.

      Issued 1,100,000 shares of common stock in satisfaction of note payable.

      Issued 367,911 shares of common stock for services.

For the period ended December 31, 1996:

      Issued 5,065,000 shares of common stock for services.

      Issued 3,060,000 shares of common stock for the acquisition of the New Jersey recording studio, publishing rights to 300 songs and the rights to 5,000 master recordings.

      Issued 25,000 shares of common stock for the acquisition of the Higher Ground Records.

      Issued 1,500,000 shares of common stock assumed and $1,250,000 in promissory notes for the rights to 10,000 master recordings.

      Issued 101,055 shares of common stock in a reverse stock split.

      Accrued organization costs of $75,000 as due to stockholders.

For the period ended June 30, 1998:

      Issued 554,089 shares of common stock for services.

NOTE 17 - AL ALBERTS ON STAGE, LTD.

On March 1, 1997, the Company acquired substantially all of the assets of Al Alberts On Stage, Ltd., ("On Stage"), a recording studio. For financial statement purposes the acquisition was accounted for as a purchase. Accordingly, the assets and liabilities of the acquired business are included in the consolidated balance sheets at December 31, 1997 and June 30, 1998 (unaudited). On Stage's results of operations are included in the consolidated statement of operations since the date of acquisition. The consideration, which included 100,000 shares of common stock valued at $2.14 per share ($214,000) was allocated as follows:

Equipment                               $ 150,000
Goodwill                                   85,000
Liabilities                               (21,000)
                                        ---------

                                        $ 214,000
                                        =========

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - AL ALBERTS ON STAGE, LTD. (Continued)

The results of On Stage's operations from January 1, 1997 through February 28, 1997 are not material.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Articles of Incorporation and the Bylaws provide that the Company shall indemnify and hold harmless each officer and director of the Company (and each officer and director of another entity serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorney's fees), judgment, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding. They further provide that the Company shall indemnify each such officer and director in any derivative action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; except that no indemnification shall be made with respect to any such derivative action, suit or proceeding as to which he shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duties to the Company (unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication or liability, but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper).

         The Articles of Incorporation and the Bylaws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses, other thanunderwriting discounts and commissions, in connection with the issuance and distribution of the shares of Common Stock being registered, all of which are being borne by the Company:

 Registration  fee                                             $ 2,487.59
 Transfer  agent and registrar fees                              1,000.00
 Printing and engraving                                            500.00
 Legal fees                                                      7,500.00
 Blue Sky fees and expenses                                            --
 Accounting fees                                                 3,500.00
 Miscellaneous                                                      12.41
                                                               ----------
         Total                                                 $15,000.00
                                                               ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In May 1996, the Company issued 75,000 shares of common stock to its founding shareholders, Messrs. Arnone, Giakas and Venneri, and in June 1996, issued 3,060,000 shares of common stock to Messrs. Arnone, Giakas and Venneri, in exchange for all the issued and outstanding capital stock of Maestro Holding Corporation valued at $5,847,800.

         In October 1996, the Company issued 5,065,000 shares of its common stock to Messrs. Arnone, Giakas and Venneri, and others in consideration for services rendered in the approximate amount of $5,065, and also in October 1996, the Company also issued 101,000 shares of its Common Stock to the shareholders of Ampro International Golf Co. ("Ampro") valued at $101, par value, to effect the recapitalization of the Company following its acquisition by Ampro.

         In November 1996, the Company issued 25,000 shares of its Common Stock at $.0001 par value, in exchange for all the issued and outstanding capital stock of Higher Ground Records, Inc., and in November 1996, also issued 1,500,000 shares to J. Jake, Inc. and Music Marketeers, Inc. in exchange for certain rights associated with 10,000 master recordings purchased by the Company, valued at $2,148,500.

         In March 1997, the Company issued 100,000 shares of its common stock to the shareholders Al Alberts On Stage, Ltd. ("Al Alberts"), an unrelated company, in exchange for all the issued and outstanding capital stock of Al Alberts valued at $214,000, and also in 1997 issued 367,911 shares of Common Stock to unrelated third parties in consideration for services rendered in the amount of approximately $239,967. In February 1998, the Company issued 554,089 shares of Common Stock to unrelated parties for the purposes of performing on certain contractual obligations and compromising or paying in full certain accounts payable or trade liabilities totaling approximately $248,347.

         In June 1998, the Company authorized and issued 500 shares of 7% Series A Convertible Preferred Stock to JNC Opportunity Fund Ltd. at a stated value of $10,000 per share for a total of $5 million. Each share of the Preferred Stock for a period of two years is convertible into the Company's Common Stock at the lesser of (a) $8.885 per share, or (b) 78% multiplied by the average of the five lowest per share market values of the Company's Common Stock during ten trading days immediately preceding notice of conversion unless adjusted as per terms of the Preferred Stock. In connection with this transaction, the Company issued warrants to purchase 75,000 shares of the Company's Common Stock to JNC Opportunity Fund Ltd. at a price of $9.625 per share exercisable over a term of five years, and the Company also issued warrants to purchase 150,000 shares of the Company's Common Stock to CDC Consulting, Inc. at a price of $9.625 per share for a term of five years from June 1998. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. Under the terms of the Preferred Stock Agreements, the

Company is required to file a registration statement for 200% of the Common Stock underlying the Preferred Shares (including payments of dividends thereon in the form of Common Stock) at the conversion price the lesser of $8.885 per share, or 78% multiplied by the average of the five lowest per share market prices of the Company's common stock during ten trading days immediately preceding notice of conversion, along with an additional 225,000 shares of common stock underlying the warrants, within 30 days of the Closing Date, and if such registration statement was not declared effective within 95 days from the Closing Date or by September 4, 1998. According to the Preferred Stock agreements, the conversion price of the Preferred Stock is to be decreased by 2.5% if the applicable dates are not complied with, and after the second month, the Preferred shareholder may demand additional 2.5% cumulative discounts or the payment of 2.5% of the stated value of the preferred shares each month until such registration statement becomes effective. On September 23, 1998, the Company filed a registration statement on SEC Form 10-SB.

         The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, and Section 4(2) of said Act as transactions by an issuer not involving a public offering of securities. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following is a list of exhibits filed as part of this Registration Statement.

         Acquisition Agreements                                             Ex-1
         a.       Higher Ground Records Acquisition*
         b.       Ampro International Golf Tour, Inc. Reverse Merger*
         c.       Maestro Holding Corporation Acquisition*
         d.       Gulf Coast Music LLC and J.Jake, Inc.*
         e.       Master Recording Acquisition Agreements*

         Material Contracts                                                 Ex-2

         a.       Sun Entertainment Agreement*
         b.       Monaco Agreement*
         c.       Atlantic Coast Digital Concepts, Inc. Agreement*
         d.       New Millennium Communications, Ltd. Agreement*
         e.       Black Tiger Records Agreement*
         f.       Nippon Columbia Agreement*
         g.       Multi-Media Industries Corporation Joint Venture Agreement*

         h.       Multi-Media Industries Corporation Production Agreement*
         i. JNC Opportunity Fund Ltd. Convertible Preferred Stock Purchase Agreement*
         j.       Lease Agreement with Al Alberts On Stage, Ltd.*
         k.       Executive Compensation Agreement with Wallace M. Giakas*
         l.       Executive Compensation Agreement with John S. Arnone*
         m.       Executive Compensation Agreement with Joseph Venerri*
         n.       Purchase and Sale Agreement with Northeast One Stop, Inc.*

         Articles of Incorporation*                                         Ex-3
         By-Laws of Incorporation*

         Opinion Re:  Legality                                              Ex-5

         Statement Regarding Earnings Per Share*                           Ex-11

         Computation of Loss Per Common Share*                             Ex-17

         Consents of Experts and Counsel                                   Ex-23

         Financial Data Schedule*                                          Ex-27

----------
* Filed as Exhibits to Form 10-SB, File Number 000-22549, dated September 23, 1998 and are herein incorporated by reference.

ITEM 28. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective. (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MIDDLETOWN, NEW JERSEY, THIS 25TH DAY OF SEPTEMBER, 1998

                                      By: /s/ JOHN S. ARNONE
                                         -----------------------------------
                                              John S. Arnone
                                              President, Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Each person in so signing also makes, constitutes and appoints John S. Arnone acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that its to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Name                                        Capacity                            Date
----                                        --------                            ----

/s/ WALLACE M. GIAKAS
--------------------------                  Chairman of the Board,              September 25, 1998
Wallace M. Giakas                           Secretary


/s/ JOSEPH VENNERI
--------------------------                  Executive Vice President,           September 25, 1998
Joseph Venneri                              Director



/s/ RICHARD BLUESTINE
--------------------------                  Executive Vice-President,           September 25, 1998
Richard Bluestine                           Chief Financial Officer,